                                                                    Exhibit 99.1


                     AGREEMENT AND PLAN OF REORGANIZATION

                            dated January 15, 1999

                            FOR THE ACQUISITION OF


                                   FDP CORP.


                                      BY


                           SUNGARD DATA SYSTEMS INC.

                     AGREEMENT AND PLAN OF REORGANIZATION

                               Table of Contents
                               -----------------
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SECTION 1:  DEFINED TERMS.................................................. 2

SECTION 2:  THE MERGER..................................................... 6

SECTION 3:  REPRESENTATIONS OF COMPANY..................................... 7
      3.1        ORGANIZATION.............................................. 7
      3.2        EFFECT OF AGREEMENT....................................... 8
      3.3        CAPITAL STOCK AND OWNERSHIP............................... 8
      3.4        FINANCIAL AND CORPORATE RECORDS...........................10
      3.5        COMPLIANCE WITH LAW.......................................10
      3.6        SEC FILINGS...............................................10
      3.7        ASSETS....................................................11
      3.8        OBLIGATIONS...............................................11
      3.9        OPERATIONS SINCE AUGUST 31,1998...........................12
      3.10       ACCOUNTS RECEIVABLE.......................................13
      3.11       TANGIBLE PROPERTY.........................................13
      3.12       REAL PROPERTY.............................................13
      3.13       ENVIRONMENTAL.............................................14
      3.14       SOFTWARE AND OTHER INTANGIBLES............................15
      3.15       CONTRACTS.................................................16
      3.16       EMPLOYEES AND INDEPENDENT CONTRACTORS.....................18
      3.17       EMPLOYEE BENEFIT PLANS....................................19
      3.18       CUSTOMERS, PROSPECTS AND SUPPLIERS........................20
      3.19       TAXES.....................................................20
      3.20       PROCEEDINGS AND JUDGMENTS.................................21
      3.21       INSURANCE.................................................21
      3.22       QUESTIONABLE PAYMENTS.....................................22
      3.23       RELATED PARTY AND AFFILIATE TRANSACTIONS..................22
      3.24       BROKERAGE FEES............................................22
      3.25       ACQUISITION DISCUSSIONS...................................22
      3.26       STATE ANTITAKEOVER LAWS NOT APPLICABLE, NO OTHER
                   RESTRICTIONS............................................23
      3.27       ACCOUNTING MATTERS........................................23
      3.28       VOTE REQUIRED.............................................23
      3.29       FAIRNESS OPINION..........................................23
      3.30       ABSENCE OF DISSENTERS' RIGHTS.............................23
      3.31       HART-SCOTT-RODINO.........................................23
      3.32       FULL DISCLOSURE...........................................24

SECTION 4:  REPRESENTATIONS OF ACQUIROR AND NEWCO..........................24
      4.1        ORGANIZATION..............................................24
      4.2        AGREEMENT.................................................25
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                                      (i)
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      4.3        ACQUIROR'S STOCK..........................................25
      4.4        SEC FILINGS...............................................26
      4.5        ABSENCE OF CERTAIN CHANGES OR EVENTS......................26
      4.6        ACCOUNTING MATTERS........................................26
      4.7        FULL DISCLOSURE...........................................26
      4.8        LITIGATION................................................27
      4.9        NO SHAREHOLDER VOTE REQUIRED..............................27

SECTION 5:  CERTAIN OBLIGATIONS OF THE COMPANY PENDING CLOSING.............27
      5.1        ACCESS AND INVESTIGATION..................................27
      5.2        CONDUCT OF COMPANY'S BUSINESS.............................28
      5.3        NO SOLICITATION...........................................30
      5.4        ADVICE OF CHANGES.........................................31

SECTION 6:  CERTAIN OBLIGATIONS OF ACQUIROR AND NEWCO PENDING CLOSING......31
      6.1        CORPORATE STATUS..........................................31
      6.2        ADVICE OF CHANGES.........................................31

SECTION 7: ADDITIONAL COVENANTS OF THE PARTIES.............................31
      7.1        REGISTRATION STATEMENT; PROSPECTUS/PROXY STATEMENT........31
      7.2        COMPANY SHAREHOLDERS' MEETING.............................32
      7.3        REGULATORY APPROVALS......................................33
      7.4        STOCK OPTIONS, COMPANY STOCK OPTION PLANS AND
                   CONTINGENT RIGHTS TO STOCK..............................34
      7.5        INDEMNIFICATION OF OFFICERS AND DIRECTORS.................35
      7.6        POOLING OF INTERESTS......................................35
      7.7        ADDITIONAL AGREEMENTS.....................................35
      7.8        DISCLOSURE................................................36
      7.9        TAX MATTERS...............................................36
      7.10       LETTER OF COMPANY'S ACCOUNTANTS...........................37
      7.11       NYSE LISTING..............................................37
      7.12       RESIGNATION OF OFFICERS AND DIRECTORS.....................37
      7.13       TAKEOVER STATUTES.........................................37

SECTION 8:  CONDITIONS PRECEDENT TO
       ACQUIROR'S AND NEWCO'S CLOSING OBLIGATIONS..........................37
      8.1        ACCURACY OF REPRESENTATIONS...............................37
      8.2        COMPANY'S PERFORMANCE.....................................37
      8.3        EFFECTIVENESS OF REGISTRATION STATEMENT...................38
      8.4        SHAREHOLDER APPROVAL......................................38
      8.5        CONSENTS..................................................38
      8.6        ABSENCE OF MATERIAL ADVERSE EFFECT........................38
      8.7        HART-SCOTT-RODINO.........................................38
      8.8        LISTING...................................................38
      8.9        NO RESTRAINTS.............................................38
      8.10       NO GOVERNMENTAL PROCEEDING................................38
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                                     (ii)
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      8.11       NO OTHER PROCEEDING.......................................38
      8.12       REAL ESTATE CLOSING.......................................39

SECTION 9:  CONDITIONS PRECEDENT TO COMPANY'S CLOSING OBLIGATIONS..........39
      9.1        ACCURACY OF REPRESENTATIONS...............................39
      9.2        ACQUIROR'S AND NEWCO'S PERFORMANCE........................39
      9.3        EFFECTIVENESS OF REGISTRATION STATEMENT...................39
      9.4        SHAREHOLDER APPROVAL......................................39
      9.5        ABSENCE OF MATERIAL ADVERSE EFFECT........................40
      9.6        HART-SCOTT-RODINO.........................................40
      9.7        LISTING...................................................40
      9.8        NO RESTRAINTS.............................................40
      9.9        NO GOVERNMENTAL PROCEEDING................................40

SECTION 10:  CLOSING.......................................................40
     10.1        COMPANY'S OBLIGATIONS AT CLOSING..........................40
     10.2        ACQUIROR'S AND NEWCO'S OBLIGATIONS AT CLOSING.............41

SECTION 11:  TERMINATION...................................................42
     11.1        TERMINATION...............................................42
     11.2        EFFECT OF TERMINATION.....................................43
     11.3        EXPENSES; TERMINATION FEE.................................43

SECTION 12:  OTHER PROVISIONS..............................................44
     12.1        NOTICES...................................................44
     12.2        SURVIVAL..................................................44
     12.3        INTERPRETATION OF REPRESENTATIONS.........................44
     12.4        RELIANCE BY ACQUIROR AND NEWCO............................44
     12.5        ENTIRE UNDERSTANDING......................................45
     12.6        AMENDMENT.................................................45
     12.7        PARTIES IN INTEREST.......................................45
     12.8        WAIVERS...................................................45
     12.9        SEVERABILITY..............................................45
     12.10       COUNTERPARTS..............................................45
     12.11       SECTION HEADINGS..........................................45
     12.12       REFERENCES................................................46
     12.13       CONTROLLING LAW...........................................46
     12.14       JURISDICTION AND PROCESS..................................46
     12.15       POST-CLOSING ACTIONS BY ACQUIRED COMPANIES................46
     12.16       NO THIRD-PARTY BENEFICIARIES..............................46
     12.17       BANKRUPTCY QUALIFICATION..................................46
     12.18       COOPERATION...............................................46
     12.19       CONSTRUCTION..............................................47

                                    (iii)

EXHIBITS
--------

A    Agreement and Plan of Merger
B    Affiliate Agreement
C    Voting and Cooperation Agreement
D-1  Tax Representation Letter
D-2  Tax Representation Letter
E-1 Individuals Executing Nondisclosure and Noncompete Agreements E-2 Nondisclosure and Noncompete Agreement

                     AGREEMENT AND PLAN OF REORGANIZATION


Parties:       FDP CORP.
               a Florida corporation (the "Company")
               2140 South Dixie Highway
               Miami, Florida 33133


               SUNGARD DATA SYSTEMS INC.
               a Delaware corporation ("Acquiror")
               1285 Drummers Lane
               Wayne, PA 19087

               DEVELOPMENT CORP.
               a Florida corporation ("Newco")
               1285 Drummers Lane
               Wayne, PA 19087

DATE:          January 15, 1999


BACKGROUND: The Company is in the business of designing, developing, selling, marketing, licensing, supporting and maintaining proprietary software systems and related services and products which facilitate the sales, marketing, administrative functions and other needs of the life insurance and employee benefit industry and are used by actuaries, life insurance companies and agents, pension consultants, employee benefit professionals, attorneys, bankers, accountants, financial planners and other Persons. The parties desire that Newco be merged with and into the Company (the "Merger") on the terms and subject to the conditions set forth in this Agreement and Plan of Reorganization (the "Agreement") and the Agreement and Plan of Merger dated this date and designated as Exhibit A hereto (the "Plan"). The parties intend that the Merger (i) qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, and (ii) be accounted for as a "pooling of interests" for financial accounting purposes.

     The Board of Directors of the Company has unanimously determined that the Merger and the other transactions contemplated by this Agreement and the Plan (collectively the "Transactions") are in the best interests of the Company and its shareholders. The respective Boards of Directors of Acquiror and Newco, a wholly owned subsidiary of Acquiror, have determined that the Transactions are in the best interests of Acquiror and Newco and their respective shareholders.

     Concurrently with the execution of this Agreement, and as a condition and inducement to Acquiror's willingness to enter into this Agreement: (i) each affiliate shareholder of the Company identified in Schedule 3.23 is entering into an Affiliate Agreement attached hereto as Exhibit B; and (ii) certain shareholders of the Company are entering into a Voting and Cooperation Agreement substantially in the form attached hereto as Exhibit C and a Nondisclosure and Noncompete Agreement substantially in the form attached hereto as Exhibit E.

     INTENDING TO BE LEGALLY BOUND, in consideration of the foregoing and the mutual agreements contained herein and subject to the satisfaction of the terms and conditions set forth herein, the parties hereto agree as follows:

                           SECTION 1:  DEFINED TERMS

     Certain defined terms used in this Agreement and not specifically defined in context are defined in this Section 1, as follows:

     1.1 "ACCOUNTS RECEIVABLE" means (a) any right to payment for goods sold, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any Contract (as defined in Section 1.12); (b) any note receivable; or (c) any other receivable or right to payment of any nature.

     1.2  "ACQUIRED COMPANIES" means the Company and each of its subsidiaries.

     1.3 "ACQUIROR STOCK" means shares of common stock, $0.01 par value per share, of Acquiror.

     1.4 "ACQUISITION PROPOSAL" means any offer, proposal or inquiry (other than an offer or proposal by Acquiror) contemplating or otherwise relating to any Acquisition Transaction.

     1.5 "ACQUISITION TRANSACTION" means any transaction or series of transactions involving:

          (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any of the Acquired Companies is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires any of the Acquired Companies or more than 50% of any of the Acquired Companies' business or directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Companies, or (iii) in which any of the Acquired Companies issues securities representing more than 20% of the outstanding securities of any class of voting securities of Company;

          (b) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 50% of the assets of any of the Acquired Companies other than the sale by any Acquired Company of Software licenses to its customers in the ordinary course of business; or

          (c) any liquidation or dissolution of any of the Acquired Companies.

     1.6 "ASSET" means any real, personal, mixed, tangible or intangible property of any nature, including Cash Assets (as defined in Section 1.7), prepayments, deposits, escrows, Accounts Receivable, Tangible Property (as defined in Section 1.42), Real Property (as defined in Section 1.36), Software (as defined in Section 1.40), Contract Rights (as defined in Section 1.13), Intangibles (as defined in Section 1.25) and goodwill, and claims, causes of action and other legal rights and remedies.

     1.7 "CASH ASSET" means any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets of any nature.

     1.8  "CODE" means the Internal Revenue Code of 1986, as amended.

     1.9 "COMPANY COMMON STOCK" means the common stock, $.01 par value per share, of the Company.

     1.10 "COMPANY PREFERRED STOCK" means preferred stock, $.01 par value per share, of the Company.

     1.11 "CONSENT" means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application, notice or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person (as defined in Section 1.33), which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

     1.12 "CONTRACT" means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature, including sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, instruments, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

     1.13 "CONTRACT RIGHT" means any right, power or remedy of any nature under any Contract, including rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party's Obligations (as defined in Section 1.31), rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.

     1.14 "EMPLOYEE BENEFIT PLAN" means any employee benefit plan as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature; but not including employment Contracts with individual employees.

     1.15 "ENCUMBRANCE" means any lien, superlien, security interest, pledge, right of first refusal, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, claim, burden or charge of any nature.

     1.16 "ENVIRONMENTAL LAWS" means all applicable Laws (including consent decrees and administrative orders) relating to the public health and safety and protection of the environment, including those governing the use, generation, handling, storage and disposal or cleanup of Hazardous Substances, all as amended.

     1.17 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     1.18 "FBCA" means the Florida Business Corporation Act, as amended.

     1.19 "FORM S-4 REGISTRATION STATEMENT" means the registration statement on Form S-4 to be filed with the SEC (as defined in Section 1.38) by Acquiror in connection with the issuance of Acquiror Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

     1.20 "GAAP" means generally accepted accounting principles under current United States accounting rules and regulations, consistently applied throughout the periods covered.

     1.21 "GOVERNMENTAL BODY" means any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; federal, state, local, municipal, foreign or other government; or governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or other entity and any court or other tribunal).

     1.22 "HAZARDOUS SUBSTANCES" means all substances, wastes, contaminants, pollutants and materials defined, designated or regulated as hazardous, dangerous or toxic pursuant to any Law of any state in which any Real Property is located or any United States Law, and asbestos, polychlorinated biphenyls ("PCB's"), petroleum, petroleum products and urea formaldehyde.

     1.23 "INCLUDING" means including but not limited to.

     1.24 "INSURANCE POLICY" means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker's compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors' and officers' liability, or other insurance policy of any nature.

     1.25 "INTANGIBLE" means any name, corporate name, fictitious name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name, slogan, trade secret, know-how, patent, patent application, copyright, copyright application, design, logo, formula, invention, product right, technology or other intangible asset of any nature, whether in use, under development or design, or inactive.

     1.26 "JUDGMENT" means any order, writ, injunction, citation, award, decree or other judgment of any nature of any foreign, federal, state or local court, governmental body, administrative agency, regulatory authority or arbitration tribunal.

     1.27 "TO THE KNOWLEDGE OF THE COMPANY" means that none of the directors or executive officers of any of the Acquired Companies has any actual knowledge, implied knowledge or belief that the statement made is incorrect. For this purpose, "implied knowledge" means all information available in the books, records and files of any of the Acquired Companies and all information that any of the directors or officers of any of the Acquired Companies should have known in the course of operating and managing the business and affairs of any of the Acquired Companies.

     1.28 "LAW" means any provision of any foreign, federal, state or local law, statute, ordinance, charter, constitution, treaty, code, rule, regulation or guidelines (including those of self-regulatory organizations such as the New York Stock Exchange, Inc. and the NASD (as defined in Section 1.30)).

     1.29 "MATERIAL ADVERSE EFFECT" means with respect to a Person any adverse effect on the financial condition, financial performance, business, prospects or capitalization of such Person or any of the Assets or Obligations of such Person, which adverse effect is or will be material under either GAAP or applicable legal principles.

     1.30 "NASD" means the National Association of Securities Dealers, Inc.

     1.31 "OBLIGATION" means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

     1.32 "PERMIT" means any license, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved or allowed by any foreign, federal, state or local governmental body, administrative agency or regulatory authority.

     1.33 "PERSON" means any individual, sole proprietorship, joint venture, corporation, limited liability company, partnership, association, cooperative, trust, estate, Governmental Body or other entity of any nature.

     1.34 "PROCEEDING" means any demand, claim, suit, action, litigation, investigation, arbitration, administrative hearing or other proceeding of any nature.

     1.35 "PROSPECTUS/PROXY STATEMENT" means the proxy statement to be sent to the Company's shareholders in connection with the Company's Shareholders' Meeting (as hereinafter defined).

     1.36 "REAL PROPERTY" means any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, all leasehold estates with respect to any of the foregoing, and all appurtenant and ancillary rights thereto, including easements, covenants, water rights, sewer rights and utility rights.

     1.37 "REPRESENTATIVES" means a Person's officers, directors, agents, attorneys, accountants and advisers.

     1.38 "SEC" means the United States Securities and Exchange Commission.

     1.39 "SECURITIES ACT"means the Securities Act of 1933, as amended.

     1.40 "SOFTWARE" means any computer program, operating system, applications system, firmware or software of any nature, whether operational, under development or inactive, including all object code, source code, technical manuals, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

     1.41 "SUPERIOR OFFER" means an unsolicited, bona fide written offer made by a third party to purchase more than 50% of the outstanding shares of Company Common Stock on terms that the board of directors of the Company determines, in its reasonable judgment, based upon the written advice of its financial advisor, to be more favorable from a financial point of view to Company's shareholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely to be obtained by such third party on a timely basis.

     1.42 "TANGIBLE PROPERTY" means any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature.

     1.43 "TAX" means (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security, retirement or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charge of any nature; or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

                            SECTION 2:  THE MERGER

     Subject to the terms and conditions of this Agreement and the Plan, Newco shall be merged with and into the Company (the "Surviving Corporation") in accordance with the provisions of this Agreement, the provisions of the Plan and the FBCA. The closing of the Merger and the other Transactions shall take place at a mutually agreeable time and place on a date to be designated by Acquiror (the "Closing Date"), which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Sections 8 and 9. Contemporaneously with or as promptly as practicable after the Closing, the parties hereto shall cause the Plan and properly executed Articles of Merger conforming to the requirements of the FBCA (the "Articles of Merger") to be filed with the proper officers of the state of Florida, and the parties shall take such further actions as may be required by the state of Florida, and any other applicable Law, in connection with the consummation of the Merger. The Merger shall take effect at the time such filing is made with the state of Florida or at such later time as may be specified in the Articles of Merger (the "Effective Date").

                    SECTION 3:  REPRESENTATIONS OF COMPANY

     Knowing that Acquiror and Newco rely thereon, the Company represents and warrants to Acquiror and Newco and covenants with Acquiror and Newco, as set forth below in this Section 3.

     3.1 ORGANIZATION. Each of the Acquired Companies is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Each of the Acquired Companies possesses the full power and authority to own its Assets and to conduct its business as and where presently conducted, except where the lack of such power and authority would not, individually or in the aggregate, have a Material Adverse Effect on any of the Acquired Companies. Each of the Acquired Companies is duly qualified or registered to do business in each jurisdiction where such qualification or registration is required by applicable Law, except for such failures to be so qualified or registered that would not, individually or in the aggregate, have a Material Adverse Effect on any of the Acquired Companies. Except as set forth on Schedule 3.1, the Company has no subsidiaries and does not own any securities of any corporation or any other interest in any Person. None of the Acquired Companies has any predecessors other than as set forth on Schedule 3.1. Schedule 3.1 states, for each of the Acquired Companies (a) its exact legal name; (b) its corporate business form and jurisdiction and date of formation; (c) its federal employer identification number; (d) its headquarters address, telephone number and facsimile number; (e) its directors and officers; (f) all fictitious, assumed or other names of any type that are registered or used by it or under which it has done business at any time since such company's date of incorporation; and (g) any name changes, recapitalizations, mergers, reorganizations or similar events since its date of formation. None of the Acquired Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future equity or similar investment in or capital contribution to any other Person. None of the Acquired Companies has, at any time, been a general partner of any general partnership, limited partnership or other Person. Except for Financial Data Planning Corp., Actuarial Research and Development Corp. ("Actuarial Corp."), and FDP Leasing [Corp.] ("Leasing Corp.") (collectively, the "Identified FDP Companies"), accurate and complete copies of articles or certificates of incorporation, bylaws and other organization and related documents, each as amended to date, and all Contracts relating to the acquisition of each of the Acquired Companies (or their affiliates or predecessors) have been delivered to Acquiror and Newco (all of such documents collectively, the "Organic Documents"). The Organic Documents of the Identified FDP Companies do not contain any provisions that are unusual, onerous or burdensome. Actuarial Corp. and Leasing Corp. do not currently own any Assets, or have any Obligations other than intercompany accounts and do not engage in, and since January 1, 1991 have not engaged in, any material business activity.

     3.2  EFFECT OF AGREEMENT.

          (a) The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of the Company (at a meeting duly called and held) has (a) unanimously determined that the Merger and the other Transactions are advisable and fair and in the best interests of the Company and its shareholders, (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger and the other Transactions, and (c) unanimously recommended the approval of this Agreement, the Merger and the other Transactions by the holders of Company Common Stock and directed that this Agreement, the Merger and the other Transactions be submitted for consideration by the Company's shareholders at the Company Shareholders' Meeting (as defined in Section 7.2). This Agreement, assuming the due authorization, execution and delivery by Acquiror and Newco, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions by the Company, (i) do not constitute a violation of or default under the articles of incorporation, bylaws and/or other organizational documents of any of the Acquired Companies, (ii) do not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract involving an individual amount in excess of $50,000 or under Contracts involving an aggregate amount in excess of $250,000 to which any of the Acquired Companies is a party or by which any of the Acquired Companies is bound, (iii) do not constitute a material violation of any law or violation of any Judgment that is applicable or any of the Acquired Companies, or to the business or Assets of any of the Acquired Companies, or to the Transactions, (iv) do not accelerate or otherwise modify any Obligation of any of the Acquired Companies, (v) do not result in the creation of any Encumbrance upon, or give to any third party any interest in, any of the business or Assets, or any of the capital stock of or interests in, any of the Acquired Companies, and (vi) except as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR" Act"), the Exchange Act, the FBCA and the NASD Bylaws (as they relate to the S-4 Registration Statement and the Prospectus/Proxy Statement) or as stated on
Schedule 3.2, do not require the Consent of any Person. Except as stated on
Schedule 3.2, there exists no right of first refusal or other preemptive right with respect to any of the Acquired Companies or the stock, business or Assets of any of the Acquired Companies.

     3.3  CAPITAL STOCK AND OWNERSHIP.

          (a) The authorized capital stock of Company consists of: (i) 30,000,000 shares of Company Common Stock, of which 5,986,462 shares are issued and outstanding and of which no shares are held by Company in its treasury as of January 15, 1999; and (ii) 10,000,000 shares of Company Preferred Stock of which no shares are issued or outstanding.

The authorized capital stock and number of shares issued and outstanding for each of the other Acquired Companies is set forth on Schedule 3.3. The Company is the sole record and beneficial owner of all of the shares of capital stock of each of the other Acquired Companies as indicated on Schedule 3.3, and it has good and marketable title to such shares, free and clear of any Encumbrance. There are no shares of Company Common Stock held by any of the other Acquired Companies. Except as set forth on Schedule 3.3 and except in respect of the Company Options (as defined below): (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Contract to which any of the Acquired Companies is a party or by which any of the Acquired Companies or any of their business or Assets is bound relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

          (b) As of January 15, 1999: (i) 907,150 shares of Company Common Stock are subject to issuance pursuant to the exercise of outstanding options; and
(ii) 41,068 shares of Company Common Stock are reserved for future grants of options pursuant to the Company's 1984 Non-Qualified Stock Option Plan and 1994 Employee Stock Option Plan (the "Company's Stock Option Plans"). (Stock options granted by the Company pursuant to the Company's Stock Option Plans are referred to in this Agreement as "Company Options.") Schedule 3.3 sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular plan pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; and (vi) the date on which such Company Option expires. The Company has delivered to Acquiror and Newco accurate and complete copies of all stock option plans pursuant to which Company (or any of the Acquired Companies) has ever granted stock options, and the forms of all stock option agreements evidencing such options.

          (c) Except as set forth on Schedule 3.3 and for the Company Options, there are no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Company (or any of the Acquired Companies); (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Company (or any of the Acquired Companies); or (iii) shareholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which Company (or any of the Acquired Companies) is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. All of the issued and outstanding shares of capital stock of the Company and each of the other Acquired Companies have been duly authorized and validly issued, and are fully paid and nonassessable, with no liability attaching to the ownership thereof. All issuances and grants of all outstanding Company Options, and all offerings, sales and issuances by the Company and each of the other Acquired Companies of any shares of capital stock, including the Company Common Stock, were conducted in compliance with all applicable Laws and all requirements set forth in all applicable Contracts.

     3.4 FINANCIAL AND CORPORATE RECORDS. The books and records of each of the Acquired Companies are and have been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP, and such books and records fairly and accurately reflect all of the Assets and Obligations of each of the Acquired Companies and all Contracts and other transactions to which each of the Acquired Companies is or was a party or by which each of the Acquired Companies or the business or Assets of each of the Acquired Companies is or was affected. Accurate and complete copies of the contents of the minute books and stock books of each of the Acquired Companies have been delivered to Acquiror and Newco. Such minute books and stock books include (a) minutes of all meetings of the shareholders, board of directors and any committees of the board of directors at which any material action was taken, which minutes accurately record all material actions taken at such meetings, (b) accurate and complete written statements of all actions taken by the shareholders, members, board of directors and any committees of the board of directors or members without a meeting, and (c) accurate and complete records of the subscription, issuance, transfer and cancellation of all shares of capital stock or other interests and all other securities since the date of incorporation or formation, except with respect to the Company, in which case the stock records are held and maintained by the Company's transfer agent. None of the shareholders, members, board of directors or any committee of the board or members has taken any material action other than those actions reflected in the records referenced in clauses (a) and (b) of the preceding sentence.
Schedule 3.4 is an accurate and complete list of all bank accounts, other accounts, certificates of deposit, marketable securities, other investments, safe deposit boxes, lock boxes and safes of each of the Acquired Companies, and the names of all officers, employees or other individuals who have access thereto or are authorized to make withdrawals therefrom or dispositions thereof.

     3.5 COMPLIANCE WITH LAW. The operations of each of the Acquired Companies, the conduct of the business of each of the Acquired Companies, as and where such business has been or presently is conducted, and the ownership, possession and use of the Assets of each of the Acquired Companies have complied and currently do comply with all applicable Laws, except where the failure to comply would not, individually and in the aggregate, result in a Material Adverse Effect on any of the Acquired Companies. Each of the Acquired Companies has obtained and holds all Permits required for the lawful operation of its business as and where such business is presently conducted, except for such Permits, the absence of which would not, individually and in the aggregate, result in a Material Adverse Effect on any of the Acquired Companies. All Permits held by the Acquired Companies are listed on Schedule 3.5, and copies of such Permits have been delivered to Acquiror and Newco.

     3.6  SEC FILINGS.

          (a) The Company has delivered to Acquiror and Newco accurate and complete copies of all registration statements, definitive proxy statements and other statements, reports, schedules, forms and other documents (and all amendments or supplements thereto) filed by Company with the SEC since January 1, 1995 through the date hereof (the "Company SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by Company with the SEC have been so filed and in a timely manner. As of the time it was filed with the SEC (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and
(ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The consolidated financial statements (including any related notes) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments which will not, individually or in the aggregate, be material in amount), and (iii) fairly present the consolidated financial position of Company as of the respective dates thereof and the consolidated results of operations and cash flows of Company for the periods covered thereby. The unaudited consolidated balance sheet of the Company and its subsidiaries as of August 31, 1998 included in the Company's Quarterly Report for the quarter ended August 31, 1998 is sometimes referred to as the "August 1998 Balance Sheet".

     3.7 ASSETS. Schedule 3.7 includes detailed lists of all Assets of each of the Acquired Companies as reflected on the August 1998 Balance Sheet, including
(a) Cash Assets, itemized by bank or other account, showing cost and market value if different from cost; (b) Accounts Receivable, showing customer names, individual invoice dates, individual invoice amounts and allowances for doubtful accounts, or, in the case of earned but not billed receivables, customer names and individual dates on which the receivables are billable; (c) other current Assets, itemized by category and with appropriate explanation; (d) Tangible Property, grouped as to type, showing cost, accumulated depreciation and net book value; (e) Software and Intangibles, showing cost or amount capitalized, accumulated amortization and net book value; and (f) Real Property. Each of the Acquired Companies has good and marketable title to all of its respective Assets and has the right to transfer all rights, title and interest in such Assets, free and clear of any material Encumbrance other than (i) Encumbrances set forth in the August 1998 Balance Sheet, (ii) Encumbrances securing taxes, all of which are due but not delinquent or are being contested in good faith, or (iii) Encumbrances set forth on Schedule 3.7. Each of the Acquired Companies has all Assets necessary to operate, or which are material to the operation of, its respective business.

     3.8 OBLIGATIONS. Schedule 3.8 includes detailed lists of all Obligations of each of the Acquired Companies reflected on the August 1998 Balance Sheet, itemized by balance sheet account, and with aggregate net balances equal to the balances on the August 1998 Balance Sheet, including (a) accounts payable, (b) accrued expenses and reserves, itemized by category and with appropriate explanation, (c) deferred revenues, itemized by customer and time periods, and (d) other current and long-term liabilities. None of the Acquired Companies has any material Obligations other than (i) Obligations reflected on the August 1998 Balance Sheet, (ii) Obligations set forth in Schedule 3.8, (iii) Obligations under Contracts of the type listed or not required to be listed on
Schedule 3.15, provided that as of November 30, 1998, no such Obligation consisted of or resulted from a default under or violation of any such Contract, and (iv) Obligations incurred since August 31,1998 and not in breach of any of the representations and warranties made in Section 3.9. Except as described on
Schedule 3.8, none of the Obligations of any of the Acquired Companies are guaranteed by any Person.

     3.9 OPERATIONS SINCE AUGUST 31,1998. Except as set forth on Schedule 3.9, from August 31, 1998 to the date of this Agreement:

          (a) Except in the ordinary course of their respective businesses consistent with its past practices, none of the Acquired Companies has (i) created or assumed any Encumbrance upon any of its business or Assets, (ii) incurred any Obligation, (iii) made any loan or advance to any Person, (iv) assumed, guaranteed or otherwise become liable for any Obligation of any Person,
(v) committed for any capital expenditure; (vi) purchased, leased, sold, abandoned or otherwise acquired or disposed of any business or Assets, (vii) waived any right or canceled any debt or claim, (viii) assumed or entered into any Contract other than this Agreement and the Plan (and any other Contract contemplated herein), (ix) increased, or authorized an increase in, the compensation or benefits paid or provided to any of their directors, officers, employees, salesmen, agents or representatives, or (x) done anything else outside the ordinary course of business, whether or not specifically described in any of the foregoing clauses.

          (b) Even in the ordinary course of their respective businesses consistent with their respective past practices, none of the Acquired Companies has: (i) incurred any Obligation, made any loan to any Person, acquired or disposed of any business or Assets, entered into any Contract (other than customer contracts) or other transaction, or done any of the other things described in Section 3.9(a), involving an amount exceeding $100,000 in any single case or $500,000 in the aggregate, or (ii) sold, issued or granted, or authorized the issuance of, (A) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options),
(B) any option, warrant or right to acquire any capital stock or any other security (except for Company Options described in Schedule 3.3), or (C) any instrument convertible into or exchangeable for any capital stock or other security;

          (c) There has been no event or change or casualty loss that would have a Material Adverse Effect on any of the Acquired Companies.

          (d) None of the Acquired Companies or any of their Representatives has received any Acquisition Proposal.

          (e) None of the other Acquired Companies has, (i) permitted or caused a material breach or default by any of the Acquired Companies under any of their respective Contracts, Insurance Policies, licenses or Permits, (ii) adopted or entered into any new Employee Benefit Plan, modified or waived any right under any existing Employee Benefit Plan or any Contract or award under any existing Employee Benefit Plan, (iii) participated in any merger, consolidation, reorganization, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, (iv) began to engage in any new type of business, (v) acquired the business or any bulk assets of any other Person,
(vi) completely or partially liquidated or dissolved, (vii) terminated any part of their respective businesses, (viii) changed any of their methods of accounting or accounting practices in any respect, (ix) made any Tax election, or (x) commenced any Proceeding or settled any Proceeding.

          (f) None of the Acquired Companies has, (i) redeemed, retired or purchased, or created, sold, granted or issued any capital stock or other security, any options, warrants or other Contracts or Contract Rights with respect to, any shares of capital stock or other securities, or created, sold, granted or issued any stock options, stock appreciation rights, phantom shares or other similar rights (except for the issuance of Company Common Stock upon the valid exercise of Company Options); (ii) declared, accrued, set aside or paid any dividend or made any distribution with respect to any shares of capital stock other than the payment of cash dividends on the Company's Common Stock once per fiscal quarter, in an amount equal to $.0125 per share; (iii) formed any subsidiary or acquired any equity or other interest in any Person; (iv) amended their certificates of incorporation or bylaws; (v) bought, sold or engaged in any other transaction involving Acquiror Stock, other securities of Acquiror or any equity interests in Acquiror, other than the Merger and the other Transactions; or (vi) entered into any Contract that commits or committed any of them to take any action or omit to take any action that is or will be inconsistent with any of the provisions of this Agreement or the Plan.

     3.10 ACCOUNTS RECEIVABLE. All Accounts Receivable of each of the Acquired Companies arose in the ordinary course of business and are proper and valid accounts receivable. There are no refunds, discounts, rights of setoff or assignment affecting any such Accounts Receivable. Proper amounts of deferred revenues appear on the books and records of each of the Acquired Companies, in accordance with GAAP, with respect to all of the Acquired Companies' (a) billed but unearned Accounts Receivable; (b) previously billed and collected Accounts Receivable still unearned; and (c) unearned customer deposits.

     3.11 TANGIBLE PROPERTY. Each of the Acquired Companies has good and marketable title to all of its Tangible Property, free and clear of any Encumbrances except as set forth in Section 3.7 or Schedule 3.7. Except as set forth on Schedule 3.11, all of the Tangible Property of each of the Acquired Companies is located at the offices or facilities of the Acquired Companies, and each of the Acquired Companies has the full and unqualified right to require the immediate return of any of its Tangible Property which is not located at its offices or facilities. All Tangible Property of each of the Acquired Companies, wherever located, is in good condition, ordinary wear and tear excepted, and is sufficient for the operations and business of each of the Acquired Companies as presently conducted.

     3.12 REAL PROPERTY. None of the Acquired Companies owns any Real Property and none of the Acquired Companies (or any of their predecessors or former subsidiaries) have ever owned any Real Property. Schedule 3.12 is a detailed list of all Real Property leased by any of the Acquired Companies ("Company Real Property") and the leases relating thereto, showing, as applicable, the demised premises. Each of the Acquired Companies has good and marketable leasehold title to all Real Property leased by it, free and clear of any Encumbrance except current property taxes accrued but not yet due. All of the Company Real Property is structurally sound and in good condition, ordinary wear and tear excepted, and is sufficient for the current operations of the Acquired Companies. Accurate and complete copies of all leases, and nondisturbance agreements for properties leased by the Acquired Companies have been delivered to Acquiror and Newco. Neither the Company, nor the possession, occupancy, maintenance or use by the Acquired Companies of the Company Real Property, is in violation of, or breach or default under, any Contract or Law, in any material respect, and no notice or threat from any lessor, Governmental Body or other Person has been received by any of the Acquired Companies or served upon any such Company Real Property claiming any violation of, or breach, default or liability under, any Contract or Law, or requiring or calling attention to the need for any work, repairs, construction, alteration, installations or environmental remediation.

     3.13 ENVIRONMENTAL. Except as set forth in Schedule 3.13:

          (a) (i) The Acquired Companies have not caused or permitted any Hazardous Substances to be manufactured, refined, treated, discharged, disposed of, deposited or otherwise released in, on, under or from any of the Company Real Property or any Real Property previously owned, leased, occupied, operated, managed, possessed or otherwise held by any of the Acquired Companies ("Former Company Real Property"); and

               (ii) To the Company's Knowledge, before their ownership or lease of any of the Company Real Property or Former Company Real Property, no Hazardous Substances have been manufactured, refined, treated, discharged, disposed of, deposited or otherwise released therein, thereon or therefrom.

          (b) (i) The Acquired Companies have not caused or permitted any Hazardous Substances to have been stored, used, generated, transported, handled or otherwise present on any of the Company Real Property or Former Company Real Property, and no Hazardous Substances currently are stored, used, generated, transported, handled or otherwise present thereon, except for (A) any concentrations or quantities that occur naturally thereon or that are present in construction materials, office equipment or other office furnishings used in the existing improvements thereon, and (B) normal quantities of those Hazardous Substances customarily used in the conduct of general administrative and executive office activities and use and maintenance of computer systems (e.g. copier fluids and cleaning supplies), in accordance with applicable Law. Notwithstanding the foregoing exceptions, no asbestos-containing materials, PCBs, urea formaldehyde or underground storage tanks are present in or on any of the Company Real Property; and

               (ii) To the Company's Knowledge, before their ownership or lease of any of the Company Real Property or Former Company Real Property, no Hazardous Substances were stored, used, generated, transported, handled or otherwise present thereon except for any concentrations or quantities that occur naturally thereon and no underground storage tanks were present thereon in material violation of Environmental Laws.

          (c) All of the Former Company Real Property and the operations of the Acquired Companies thereon were operated by the Acquired Companies in compliance in all material respects with applicable Environmental Laws, and all of the Company Real Property and the operations of the Acquired Companies thereon have been and currently are being operated in compliance in all material respects with applicable Environmental Laws. To the Company's knowledge, there is not any radon, asbestos or PCB's or any condition with respect to surface soil, subsurface soil, ambient air, surface waters, groundwaters, leachate, run-on or run-off, stream or other sediments, wetlands or similar environmental media on, in, under, above or off any of the Company Real Property or Former Company Real Property, which radon, asbestos, PCB's or condition does or may (a) require investigation and/or remedial or corrective action on or off such Company Real Property or Former Company Real Property by the Acquired Companies or other owner thereof, (b) require compliance by the Acquired Companies with permit requirements, standards or Environmental Laws, and/or (c) result in any claim for personal injury, property damage or natural resources damage or any other Proceeding against Acquiror, Newco or any of their affiliates by any Governmental Body or other Person (any such radon, asbestos, PCB's or condition is referred to as an "Company Environmental Condition"). None of the Acquired Companies has taken any action or omitted to take any action that has caused or will cause an Company Environmental Condition to exist.

          (d) None of the Acquired Companies has received any written notice that any part of the Company Real Property or the Former Company Real Property or the operations of the Acquired Companies is the subject of any Proceeding or Judgment, and, to the Company's knowledge, no part of the Company Real Property or the Former Company Real Property or the operations of the Acquired Companies is the subject of any Proceeding or Judgment. None of the Acquired Companies has received any written notice from any Governmental Body or other Person regarding any material violation of environmental, health or safety matters.

          (e) No Proceeding has been started, no Judgment has been issued and no Encumbrance has been created against or affecting any of the Acquired Companies or any of the Company Real Property or Former Company Real Property regarding any Company Environmental Condition or arising from any Environmental Law, nor is any such Proceeding, Judgment or Encumbrance pending or, to the Company's Knowledge, anticipated.

          (f) No information request has been issued to any of the Acquired Companies pursuant to Section 104 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. or any other
                                                           -- ---
Environmental Laws with regard to the Company Real Property or Former Company Real Property or any activities conducted thereon, including off-site waste disposal.

     3.14 SOFTWARE AND OTHER INTANGIBLES. Set forth on Schedule 3.14 is an accurate and complete list and description of all Software and Intangibles owned, marketed, licensed, supported, maintained, used or under development by the Acquired Companies, and, in the case of Software, a product description, the language in which it is written and the type of hardware platform(s) on which it runs . No other Software or Intangible is used to operate the business of each of the Acquired Companies. Except as explained on Schedule 3.14, each of the Acquired Companies has good and marketable title to, and has the full right to use, all of the Software and Intangibles listed on Schedule 3.14, free and clear of any Encumbrance. Except as set forth on Schedule 3.14, no rights of any third party are necessary to market, license, sell, modify, update, and/or create derivative works for the Software or Intangibles listed on Schedule 3.14. Except as set forth on Schedule 3.14, all of such Software and Intangibles was created as a work for hire (as defined under U.S. copyright law) by regular full time employees of the Acquired Companies. To the extent that any author or developer of any Software or Intangibles was not a regular full-time salaried employee of the Acquired Companies at the time such person contributed to such Software or Intangibles, such author or developer has irrevocably assigned to the Acquired Companies in writing all copyrights and other proprietary rights in such person's work on the Software or Intangibles. With respect to the Software listed on Schedule 3.14, (a) the Acquired Companies maintain machine-readable master-reproducible copies, source code listings, technical documentation and user manuals for the most current releases or versions thereof and for all earlier releases or versions thereof currently being supported by them; (b) in each case, the machine-readable copy substantially conforms to the corresponding source code listing; (c) it is written in the language set forth on Schedule 3.14, for use on the hardware set forth on Schedule 3.14 with standard operating systems; (d) it can be maintained and modified by reasonably competent programmers familiar with such language, hardware and operating systems; (e) in each case, it operates in accordance with the user manual therefor without material operating defects; (f) in each case, each component of such Software that creates, accepts, displays, stores, retrieves, accesses, recognizes, distinguishes, compares, sorts, manipulates, processes, calculates, converts or otherwise uses dates or date-related data, will do so accurately, without any operating defects, loss of functionality or degradation in performance or volume capacity, using dates in the twentieth and twenty-first centuries, and will not be adversely affected by the advent of the year 2000, the advent of the twenty-first century, or the transition from the twentieth century through the year 2000 and into the twenty-first century; and (g) in each case, each component of such Software that creates, accepts, displays, stores, retrieves, accesses, recognizes, distinguishes, compares, sorts, manipulates, processes, calculates, converts or otherwise uses any data denominated in the currency known as the "Euro" which was introduced pursuant to the Maastricht Treaty on January 1, 1999, does so accurately, consistent with its processing of data denominated in national currencies and in compliance with the Maastricht Treaty, without any operating defect, loss of functionality or degradation in performance or volume capacity. None of the Software or Intangibles listed on Schedule 3.14, or their respective past or current uses, including the preparation, distribution, marketing or licensing, has violated or infringed upon, or is violating or infringing upon, any Software, technology, patent, copyright, trade secret or other Intangible of any Person. The Acquired Companies have adequately maintained all trade secrets and copyrights with respect to the Software. To the Company's knowledge, no Person is violating or infringing upon, or has violated or infringed upon at any time, any of the Software or Intangibles listed on
Schedule 3.14. None of the Software or Intangibles listed on Schedule 3.14 is owned by or registered in the name of any current or former owner, shareholder, director, executive, officer, employee, salesman, agent, customer, representative or contractor of any of the Acquired Companies, nor does any such Person have any interest therein or right thereto, including the right to royalty payments.

     3.15 CONTRACTS. Schedule 3.15 is an accurate and complete list of all of the following types of Contracts to which any of the

Acquired Companies is a party or by which any of the Acquired Companies is bound (collectively, the "Specified Contracts"), grouped into the following categories and, where applicable, subdivided by product line or division: (a) Software license, remote processing, time sharing, and Software maintenance Contracts, service Contracts and other customer Contracts pursuant to which Company provides Software, products or services other than Contracts relating to the following products and/or services of the Acquired Companies: FDP/PEN products and the direct sales to agents of FINPAK and Contact Partner (the "Designated Products"); (b) Contracts for the purchase or lease, sublease or occupancy of Real Property or otherwise concerning Real Property owned or used by any of the Acquired Companies; (c) loan agreements, mortgages, notes, guarantees and other financing Contracts; (d) Contracts for the purchase, lease and/or maintenance of computer equipment and other equipment, Contracts for the purchase, license, lease and/or maintenance of Software under which any of the Acquired Companies is the purchaser, licensee, lessee or user, and other supplier Contracts involving an amount in excess of $50,000; (e) employment, consulting and sales representative Contracts (excluding Contracts which constitute Employee Benefit Plans listed on Schedule 3.17, and excluding oral Contracts with employees for "at will" employment); (f) Contracts under which any rights in and/or ownership of any material Software product, technology or other Intangible of any of the Acquired Companies, or any prior version thereof, or any part of the customer base, business or Assets of any of the Acquired Companies, or any shares or other ownership interests in any of the Acquired Companies (or any of their predecessors) was acquired; and (g) other material Contracts (excluding Contracts which constitute Insurance Policies listed on Schedule 3.21 and excluding this Agreement and all other Contracts entered into between any of the Acquired Companies and Acquiror, or among any of the Acquired Companies, Acquiror and other parties in connection herewith). A description of each oral Specified Contract is included on Schedule 3.15, and copies of each written Specified Contract have been delivered to Acquiror and Newco. Except as set forth on Schedule 3.15, each of the customers of the Acquired Companies that has purchased or uses a Designated Product has signed and is bound by a written Contract that is identical to one of the form agreements that are attached as part of Schedule 3.15, and the provisions of each customer Contract set forth in
Schedule 3.15, including provisions regarding proprietary protection and limitations on liability, are binding on the customer and enforceable by the Acquired Companies. With respect to each applicable customer Contract involving an amount in excess of $50,000, Schedule 3.15 will include, as of November 30, 1998, a complete description of all work remaining to be performed under such Contracts together with an estimate of the number of person hours required to complete such work, and all credits granted to or other adjustments made for the customer to be applied against future payments or purchases. The Acquired Companies may terminate any and all of the ADV and Pension timesharing Contracts to which they are parties without material liability to the Acquired Companies taken as a whole. Except as provided on Schedule 3.15, all customers have accepted the Software, products and/or services described in their respective customer Contracts. Except as set forth on Schedule 3.15, with respect to each of the Specified Contracts, none of the Acquired Companies is in default thereunder nor would be in default thereunder with the passage of time, the giving of notice, or both. Except as set forth on Schedule 3.15, to the Company's knowledge, none of the other parties to any Specified Contract is in default thereunder or would be in default thereunder with the passage of time, the giving of notice or both. Except as set forth on Schedule 3.15, none of the Acquired Companies has given or received any notice of default or notice of termination with respect to any Specified Contract, and each Specified Contract is in full force and effect in accordance with its terms. The Specified Contracts are all the Contracts necessary and sufficient to operate the business of each of the Acquired Companies. Except as set forth on Schedule 3.15, there are no currently outstanding proposals or offers submitted by any of the Acquired Companies to any customer, prospect, supplier or other Person which, if accepted, would result in a legally binding Contract of such company involving an amount or commitment exceeding $100,000 in any single case or an aggregate amount or commitment exceeding $500,000 in the aggregate.

     3.16 EMPLOYEES AND INDEPENDENT CONTRACTORS. Schedule 3.16 is a list as of the date hereof of all of the employees of the Acquired Companies and (a) their titles or responsibilities; (b) their social security numbers and principal residence address; (c) their dates of hire; (d) their current salaries or wages and all bonuses, commissions and incentives paid at any time during the past twelve months; (e) their last compensation changes and the dates on which such changes were made; (f) any specific bonus, commission or incentive plans or agreements for or with them; and (g) any outstanding loans or advances made to them. Schedule 3.16 is a list of all sales representatives and independent contractors engaged by the Acquired Companies and (a) their tax identification numbers and state or country of residence; (b) their payment arrangements (if not set forth in a Contract listed or described on Schedule 3.15); and (c) brief description of their jobs or projects currently in progress. Each of the Acquired Companies is in full compliance with all Laws respecting employment practices in all material respects. Except as limited by any employment Contracts listed on Schedule 3.15 or Contracts specified on Schedule 3.16, and except for any limitations of general application which may be imposed under applicable employment Laws, each of the Acquired Companies has the right to terminate the employment of each of its employees at will and to terminate the engagement of any of its independent contractors without payment to such employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability other than liability for severance pay in accordance with such company's disclosed severance pay policy. None of the Acquired Companies has ever been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of any of the Acquired Companies. Since the respective incorporation or formation dates of each of the Acquired Companies, none of the Acquired Companies has experienced any labor problem that was or is material to it. Each of the Acquired Companies' relations with its employees are currently on a good and normal basis. Schedule 3.16 sets forth each of the Acquired Companies' current and past employees who have signed an agreement which contains restrictions relating to proprietary and confidential information of the Acquired Companies and/or other restrictive covenants and, in each case, references the respective agreement. Except as set forth on Schedule 3.16, each of the Acquired Companies' current and past contractors has signed agreements with the Acquired Companies containing restrictions that adequately protect the proprietary and confidential information of the Acquired Companies and vest in the Acquired Companies the full ownership of items developed by such contractor. Except as indicated on Schedule 3.16, since January 1, 1997, no employee of any of the Acquired Companies having an annual salary of $75,000 or more has indicated an intention to terminate or has terminated his or her employment with such company. To Company's knowledge, the Transactions will not adversely affect relations with any employees of the Acquired Companies.

     3.17 EMPLOYEE BENEFIT PLANS. Schedule 3.17 sets forth an accurate and complete list of all of Company's Employee Benefit Plans (collectively referred to as "Company's Employee Benefit Plans"). Except as set forth on Schedule 3.17, none of the Acquired Companies has (a) established, maintained or contributed to (or has been obligated to contribute to) any Employee Benefit Plans, (b) proposed any Employee Benefit Plans which it plans to establish or maintain or to which it plans to contribute, or (c) proposed any changes to any Employee Benefit Plans now in effect. Accurate and complete copies and descriptions of all of Company's Employee Benefit Plans, all employees affected or covered by Company's Employee Benefit Plans, and all Liabilities and Obligations thereunder have been delivered to Acquiror and Newco. If permitted and/or required by applicable Law, the Acquired Companies have properly submitted all of Company's Employee Benefit Plans in good faith to meet the applicable requirements of ERISA and/or the Code to the Internal Revenue Service (the "IRS") for its approval within the time prescribed therefor under applicable federal regulations. Favorable letters of determination of such tax-qualified status from the IRS have been delivered to Acquiror and Newco. With respect to Company's Employee Benefit Plans, the Acquired Companies will have made, on or before the Closing Date, all payments required to be made by them on or before the Closing Date and will have accrued (in accordance with GAAP) as of the Closing Date all payments due but not yet payable as of the Closing Date, so there will not have been, nor will there be, any Accumulated Funding Deficiencies (as defined in ERISA or the Code) or waivers of such deficiencies. The Company has delivered to Acquiror and Newco an accurate and complete copy of the most current Form 5500 and any other form or filing required to be submitted to any governmental agency with regard to any of Company's Employee Benefit Plans and the most current actuarial report with regard to any of Company's Employee Benefit Plans. All of the Company's Employee Benefit Plans are, and have been, operated in material compliance with their provisions and with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder. The Acquired Companies and all fiduciaries of the Company's Employee Benefit Plans have complied in all material respects with the provisions of Company's Employee Benefit Plans and with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder. There have been no Reportable Events (as defined in ERISA), no events described in Sections 4062, 4063 or 4064 of ERISA, and no termination or partial termination (including any termination or partial termination attributable to this sale) of any of Company's Employee Benefit Plans. There would be no Obligation of any of the Acquired Companies under Title IV of ERISA if any of Company's Employee Benefit Plans were terminated as of the Closing Date. None of the Acquired Companies has incurred, nor will incur, any withdrawal liability, nor do any of the Acquired Companies have any contingent withdrawal liability, under ERISA to any Multiemployer Plan (as defined in ERISA or the Code). None of the Acquired Companies has incurred, or will incur, any Obligation to the Pension Benefit Guaranty Corporation (or any successor thereto). Except as set forth on Schedule 3.17, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (x) result in any payment (including any severance, unemployment compensation or golden parachute payment) becoming due from any of the Acquired Companies under any of Company's Employee Benefit Plans or under any Contract to which any of the Acquired Companies is a party, (y) increase any benefits otherwise payable under any of Company's Benefit Plans or under any Contract to which any of the Acquired Companies is a party, or (z) result in the acceleration of the time of payment or vesting of any such benefits to any extent. There are no pending Proceedings that have been asserted or instituted against any of Company's Employee Benefit Plans, the

Assets of any of the trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan (other than routine benefit claims), and, to the Company's knowledge, there are no facts which could form the basis for any such Proceeding. There are no investigations or audits of any of Company's Employee Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan that have been instituted or, to the Company's knowledge, threatened, and, to the Company's knowledge, there are no facts which could form the basis for any such investigation or audit. Except as disclosed in Schedule 3.17, no event has occurred nor will occur which will result in any of the Acquired Companies having an Obligation in connection with any Employee Benefit Plan established, maintained, contributed to or to which there has been an obligation to contribute (currently or previously) by it or by any other entity which, together with any of the Acquired Companies, constitute elements of either (i) a controlled group of corporations (within the meaning of Section 414(b) of the Code), (ii) a group of trades or businesses under common control (within the meaning of Sections 414(c) of the Code or 4001 of ERISA), (iii) an affiliated service group (within the meaning of Section 414(m) of the Code), or (iv) another arrangement covered by Section 414(o) of the Code.

     3.18 CUSTOMERS, PROSPECTS AND SUPPLIERS. Each material customer of the Acquired Companies is listed in the list of customers included as part of
Schedule 3.15. Schedule 3.18 is a complete list of all current material prospects and suppliers of each of the Acquired Companies. Except as set forth on Schedule 3.18, since January 1, 1998, none of the customers or suppliers of any of the Acquired Companies has given notice or otherwise indicated to such company that it will or intends to terminate or not renew its Contract with such company before the scheduled expiration date or otherwise terminate its relationship with such company. Except as set forth on Schedule 3.18, the relationship of each of the Acquired Companies with their respective customers is currently on a good and normal basis. For the purposes of this Section 3.18 only, the term "material" as used with respect to the customers and suppliers of each of the Acquired Companies refers to those customers and suppliers whose business with the Acquired Companies involves an amount or commitment exceeding $50,000 per year in any single case and $250,000 per year in the aggregate. To the Company's knowledge, the Transactions will not adversely affect relations with any of the customers or suppliers of any of the Acquired Companies. The Company has delivered to Acquiror and Newco an accurate and complete copy of the most recent customer surveys of each of the Acquired Companies.

     3.19 TAXES. Schedule 3.19 is an accurate and complete list of all federal, state, local, foreign and other Tax returns and reports (including information returns) (collectively "Returns") filed by each of the Acquired Companies with respect to its last three (3) fiscal years. Accurate and complete copies of all federal, state, local and foreign income, sales and use Tax Returns filed by each of the Acquired Companies with respect to its last three (3) fiscal years are attached to Schedule 3.19, and accurate and complete copies of all other Tax Returns listed thereon have been delivered to Acquiror and Newco. Except as explained on Schedule 3.19, (a) Each of the Acquired Companies has properly and timely filed all Tax Returns required to be filed by it, all of which were accurately prepared and completed; (b) each of the Acquired Companies has properly withheld from payments to its employees, agents, representatives, contractors and suppliers all amounts required by Law to be withheld for Taxes;
(c) each of the Acquired Companies has paid all Taxes required to be paid by it;

(d) no audit of any of the Acquired Companies by any governmental taxing authority has ever been conducted, is currently pending or, to the Company's knowledge, is threatened; (e) no notice of any proposed Tax audit, or of any Tax deficiency or adjustment, has been received by any of the Acquired Companies, and there is no reasonable basis for any Tax deficiency or adjustment to be assessed against any of the Acquired Companies; and (f) there are no agreements or waivers currently in effect that provide for an extension of time for the assessment of any Tax against any of the Acquired Companies. The Company has not, in the past ten (10) years, acquired Assets from another corporation in a transaction in which Company's Tax basis for the acquired Assets was determined, in whole or in part, by reference to the Tax basis of the acquired Assets (or any other property) in the hands of the transferor. None of the Acquired Companies has made any payments, is obligated to make any payments or is a party to any agreement that could obligate it to make any payments that would not be deductible under (S) 280G of the Code. None of the Acquired Companies (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (B) has any liability for the Taxes of any Person (other than any of the Acquired Companies) under Reg. (S) 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

     3.20 PROCEEDINGS AND JUDGMENTS. Except as described on Schedule 3.20 or in the Company SEC Documents, (a) no Proceeding is currently pending or, to the Company's knowledge, threatened, nor has any Proceeding occurred at any time since January 1, 1995, to which any of the Acquired Companies is or was a party, or by which any of the Acquired Companies or any Assets or business of any of the Acquired Companies is or was affected; (b) no Judgment is currently outstanding, nor has any Judgment been outstanding at any time since January 1, 1995, against any of the Acquired Companies, or by which any of the Acquired Companies or any Assets or business of any of the Acquired Companies is or was affected; and (c) no material breach of contract, breach of warranty, tort, negligence, infringement, product liability, discrimination, wrongful discharge or other claim of any nature has been asserted or, to the Company's knowledge, threatened by or against any of the Acquired Companies at any time since January 1, 1995, and there is no basis for any such claim. As to each matter described on Schedule 3.20 or in the Company SEC Documents, accurate and complete copies of all pertinent pleadings, judgments, orders, correspondence and other legal documents have been delivered to Acquiror and Newco.

     3.21 INSURANCE. Schedule 3.21 is an accurate and complete list and description of all Insurance Policies (excluding Insurance Policies that constitute the Company's Employee Benefit Plans described on Schedule 3.17) currently owned or maintained by any of the Acquired Companies. Except as indicated on Schedule 3.21, all such Insurance Policies currently owned or maintained by any of the Acquired Companies or owned or maintained by the Acquired Companies or any of their predecessors at any time since January 1, 1995, are or were on an "occurrence" rather than a "claims made" basis. None of the Acquired Companies has received notice of cancellation with respect to any such current Insurance Policy, and there is no basis for the insurer thereunder to terminate any such current Insurance Policy. Except as indicated on Schedule 3.21, accurate and complete copies of all such current Insurance Policies described on Schedule 3.21 (including Company's directors' and officers' liability insurance policy) have been delivered to Acquiror and Newco. Each such current or former Insurance Policy is or was in full force and effect during their respective period(s) of coverage. Except as described on Schedule 3.21, there are no claims that are pending under any of the Insurance Policies described on
Schedule 3.21.

     3.22 QUESTIONABLE PAYMENTS. To the knowledge of the Company, no current or former director, executive, officer, representative, agent or employee of any of the Acquired Companies (when acting in such capacity or otherwise on behalf of any of the Acquired Companies or any of their predecessors), (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other properties; (e) has made at any time since January 1, 1993, any false or fictitious entries on the books and records of any of the Acquired Companies; (f) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of any of the Acquired Companies; or (g) made any material favor or gift that is not deductible for federal income tax purposes using corporate funds or otherwise on behalf of any of the Acquired Companies.

     3.23 RELATED PARTY AND AFFILIATE TRANSACTIONS. Except as described on
Schedule 3.23 or in the Company SEC Documents, and except for any employment Contracts listed on Schedule 3.15, there are no real estate leases, personal property leases, loans, guarantees, Contracts, transactions, understandings or other arrangements of any nature between or among any of the Acquired Companies and Majority Shareholder, or any current or former director, officer or controlling Person of any of the Acquired Companies (or any of their respective predecessors) or any other Person affiliated with any of the Acquired Companies (or any of their respective predecessors). Except as set forth on Schedule 3.23 or in the Company SEC Documents, since the date of the Company's last proxy statement filed with the SEC, no event has occurred that would be required to be reported by Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Schedule 3.23 identifies each person who is an "affiliate" (as that term is used in Rule 145 under the Securities Act) of Company as of the date of this Agreement.

     3.24 BROKERAGE FEES. Except for Broadview Associates, no Person acting on behalf of any of the Acquired Companies, is or shall be entitled to any brokerage, or finder's or other similar fee or commission in connection with the Transactions. The Company has furnished to Acquiror and Newco accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable to, and all indemnification and other agreements related to the engagement of Broadview Associates.

     3.25 ACQUISITION DISCUSSIONS. Except as set forth on Schedule 3.25, since January 1, 1998, none of the Acquired Companies has, directly or indirectly, solicited, initiated or responded to any inquiries or proposals from, or participated in any discussions or negotiations with, or provided any non-public information to, any Person or group (other than Acquiror and its Representatives) concerning any Acquisition Proposal.

     3.26 STATE ANTITAKEOVER LAWS NOT APPLICABLE, NO OTHER RESTRICTIONS. As of the date hereof and at all times on or prior to the Effective Date, the restrictions applicable to business combinations contained in Sections 901 and 902, respectively, of the FBCA are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the Transactions. No other state takeover statute or similar statute or regulation of the State of Florida (or, to the Company's knowledge, of any other state or jurisdiction) applies or purports to apply to this Agreement or the Transactions. No provision of the Articles of Incorporation, Bylaws or other governing instruments of the Company or any of the other Acquired Companies or the terms of any rights plan or agreement of the Company would, directly or indirectly, restrict or impair the ability of Acquiror to vote, or otherwise to exercise the rights of a shareholder with respect to, securities of the Company and the other Acquired Companies that may be acquired or controlled by Acquiror by virtue of this Agreement or the Transactions.

     3.27 ACCOUNTING MATTERS. To the Company's knowledge, neither the Company nor any affiliate (as that term is used in Rule 145 under the Securities Act) of any of the Acquired Companies has taken or agreed to take, or plans to take, any action that could prevent Acquiror from accounting for the merger as a "pooling of interests." KPMG Peat Marwick has confirmed in a letter dated the date of this Agreement and addressed to the Company, an executed copy of which has been delivered to Acquiror, that KPMG Peat Marwick concurs with the Company's management's conclusion that, as of the date of such letter, no condition exists that would preclude Acquiror from accounting for the Merger as a "pooling of interests."

     3.28 VOTE REQUIRED. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Shareholders' Meeting (the "Required Company Shareholder Vote") is the only vote of the holders of any class or series of the Company capital stock necessary to approve the Transactions.

     3.29 FAIRNESS OPINION. The Company's board of directors has received the written opinion of Broadview Associates, financial advisor to the Company, dated the date of this Agreement, to the effect that the consideration to be received by the shareholders of the Company in the Merger is fair to the shareholders of the Company from a financial point of view. The Company has furnished an accurate and complete copy of said written opinion to Acquiror.

     3.30 ABSENCE OF DISSENTERS' RIGHTS. Section 1302 of the FBCA does not apply to the Transactions, and no Shareholder of the Company is entitled to dissenters' or appraisal rights in connection with the Merger.

     3.31 HART-SCOTT-RODINO. Michael and Cindy Goldberg are the "ultimate parent" of the Company as such term is defined in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"). Except for Michael and Cindy Goldberg, no other Person is an "ultimate parent" of the Company. Except as set forth on Schedule 3.31, upon consummation of the transactions provided for herein, no shareholder of the Company will hold an aggregate total amount of the Acquiror's voting securities in excess of $15,000,000. Except as set forth on Schedule 3.31, no Person is required to file a Premerger Notification and Report Form pursuant to HSR in connection with the Transactions.

     3.32 FULL DISCLOSURE.

          (a) No representation or warranty made by the Company in this Agreement or pursuant hereto (a) contains any untrue statement of material fact; or (b) omits to state any material fact that is necessary to make the statements made, in light of the circumstances under which they are made, not false or misleading in any respect. The copies of documents attached as Schedules to this Agreement or otherwise delivered to Acquiror and Newco in connection with the Transactions, are accurate and complete, and are not missing any amendments, modifications, correspondence or other related papers which would be pertinent to Acquiror's or Newco's understanding thereof in any respect. To the Company's knowledge, there is no fact that has not been disclosed to Acquiror and Newco in the Schedules to this Agreement, in the Company SEC Documents or otherwise in writing, that has had or is having or, so far as the Company can reasonably foresee, will have a Material Adverse Effect on any of the Acquired Companies or the ability of the Company to perform their obligations under this Agreement.

          (b) None of the information supplied or to be supplied by or on behalf of Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the shareholders of Company or at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

               SECTION 4:  REPRESENTATIONS OF ACQUIROR AND NEWCO

     Knowing that Company relies thereon, Acquiror and Newco, jointly and severally, represent and warrant to Company, and covenant with Company, as follows:

     4.1 ORGANIZATION. Acquiror and Newco each is a corporation that is duly organized, validly existing and in good standing under the Laws of the State of Delaware and Florida, respectively. Acquiror and Newco each possess the full corporate power and authority to own its Assets, conduct its business as and where such business is presently conducted, and enter into this Agreement. All of the issued and outstanding shares of capital stock of Newco are owned by one or more wholly owned subsidiaries of Acquiror.

     4.2 AGREEMENT. Each of Acquiror's and Newco's execution, delivery and performance of this Agreement, and its consummation of the Transactions, (a) have been duly authorized by all necessary corporate actions by their respective boards of directors; (b) do not constitute a violation of or default under their respective charters or bylaws; (c) do not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which Acquiror or Newco is a party or by which Acquiror or Newco is bound; (d) do not constitute a violation of any Law or Judgment that is applicable to it or to their respective businesses or Assets, or to the Transactions; and (e) except as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR" Act"), the Exchange Act, the FBCA and the NASD Bylaws (as they relate to the S-4 Registration Statement and the Prospectus/Proxy Statement) or as stated on Schedule 4.2, do not require the Consent of any Person. This Agreement constitutes the valid and legally binding agreement of each of Acquiror and Newco, enforceable against each of them in accordance with its terms.

     4.3 ACQUIROR'S STOCK. The authorized capital stock of Acquiror is 320,000,000 shares of Acquiror Stock, of which approximately 105,369,000 shares were issued and outstanding as of September 30, 1998, and 5,000,000 shares of preferred stock, $0.01 par value per share, none of which is issued or outstanding. All of the outstanding shares of Acquiror Stock and capital stock of Newco have been duly authorized and validly issued, and are fully paid and nonassessable. The shares of Acquiror Stock to be issued in the Merger will, when issued in accordance with this Agreement and the Plan, be validly issued, fully paid and nonassessable.

          (a) As of September 30, 1998: (i) 7,478,777 shares of Acquiror Stock are subject to issuance pursuant to outstanding options to purchase shares of Acquiror Stock; and (ii) 1,478,531 shares of Acquiror Stock are reserved for future issuance pursuant to Acquiror's Employee Stock Purchase Plan. (Stock options granted by Acquiror pursuant to Acquiror's stock option plans are referred to in this Agreement as "Acquiror Options.")

          (b) Except for the Acquiror Options and Acquiror's Employee Stock Purchase Plan (and rights related thereto), as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of Acquiror; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of Acquiror; (iii) shareholder rights plan (or similar plan commonly referred to as a "Poison Pill") or Contract under which Acquiror is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

          (c) All outstanding shares of Acquiror Stock and all outstanding Acquiror Options have been, and all shares of Acquiror Stock to be issued in the Merger will be, issued and granted in compliance with: (i) all applicable Laws; and (ii) all requirements set forth in applicable Contracts.

     4.4  SEC FILINGS.

          (a) Acquiror has delivered to the Company accurate and complete copies (excluding exhibits) of all registration statements (on a form other than Form S-8), definitive proxy statements and other statements, reports, schedules, forms and other documents filed by Acquiror with the SEC since January 1, 1997 (the "Acquiror SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by Acquiror with the SEC have been so filed and in a timely manner. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Acquiror SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The consolidated financial statements (including any related notes) contained in the Acquiror SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes), and (iii) fairly present the consolidated financial position of Acquiror as of the respective dates thereof and the consolidated results of operations and cash flows of Acquiror for the periods covered thereby.

     4.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Between September 30, 1998 and the date of this Agreement there has not been any event that has had a Material Adverse Effect on Acquiror.

     4.6 ACCOUNTING MATTERS. To the knowledge of Acquiror neither Acquiror nor any of its affiliates has taken or agreed to, or plans to, take any action that could prevent Acquiror from accounting for the Merger as a "pooling of interests." Acquiror has received a letter dated the date of this Agreement, from PricewaterhouseCoopers LLP, a copy of which has been delivered to the Company, regarding PricewaterhouseCoopers' belief (subject to the qualifications contained in such letter) that the Merger should be treated as a "pooling of interests" in conformity with generally accepted accounting principles, as described in Accounting Principles Board Opinion No. 16 and the applicable rules and regulations of the SEC.

     4.7  FULL DISCLOSURE.

          (a) No representation or warranty made by Acquiror in this Agreement or pursuant hereto (a) contains any untrue statement of material fact; or (b) omits to state any material fact that is necessary to make the statements made, in light of the circumstances under which they are made, not false or misleading in any respect. The copies of documents attached as Schedules to this Agreement or otherwise delivered to the Company by Acquiror in connection with the Transactions, are accurate and complete, and are not missing any amendments, modifications, correspondence or other related papers which would be pertinent to the Company's understanding thereof in any respect.

          (b) None of the information to be supplied by or on behalf of Acquiror for inclusion in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Acquiror for inclusion in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the shareholders of the Company or at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Acquiror with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement.

     4.8 LITIGATION. Except as set forth in the Acquiror SEC Documents, there is no (i) claim, action, suit or proceeding pending or, to the best knowledge of the Acquiror, threatened against or relating to the Acquiror or any of its affiliates before any court or governmental or regulatory authority or body or arbitration tribunal, or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which Acquiror, any of its affiliates or any of their respective assets was or is a party except, in the case of clauses (i) and (ii) above, such as would not, individually and in the aggregate, either impair Acquiror's ability to consummate the Merger or the other transactions contemplated hereby or have a Material Adverse Effect on the Acquiror.

     4.9 NO SHAREHOLDER VOTE REQUIRED. No vote by the holders of any class or series of capital stock of the Acquiror is required to approve the Merger.


        SECTION 5:  CERTAIN OBLIGATIONS OF THE COMPANY PENDING CLOSING

     5.1 ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date, the Company shall, and shall cause its and the Acquired Companies' respective Representatives to: (a) provide Acquiror and Acquiror's Representatives with reasonable access to the Acquired Companies' Representatives, personnel, facilities and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies; (b) permit and assist Acquiror and Acquiror's Representatives to contact the Acquired Companies' customers, prospects and suppliers; and (c) provide Acquiror and Acquiror's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the

Acquired Companies, and with such additional financial, operating and other data and information regarding the Acquired Companies, as Acquiror may reasonably request.

     5.2 CONDUCT OF COMPANY'S BUSINESS. Between the date of this Agreement and the Closing Date, except with the prior written consent of Acquiror:

          (a) The Company shall, and the Company shall cause each of the other Acquired Companies to, (i) conduct its business in a diligent manner, (ii) not make any material change in its business practices, and (iii) use their best efforts to preserve their business organization intact, keeping available the services of their current officers, employees, salesmen, agents and representatives, and maintaining the goodwill of their customers, suppliers and other Persons having business relations with the Acquired Companies. The Company shall regularly consult with Acquiror as to the management of the business and affairs of the Acquired Companies.

          (b) Except in the ordinary course of its business consistent with its past practices, the Company shall not, and the Company shall not permit any of the other Acquired Companies to, (i) create or assume any Encumbrances upon any of their business or Assets, (ii) incur any Obligation, (iii) make any loan or advance to any Person, (iv) assume, guarantee or otherwise become liable for any Obligation of any Person, (v) commit for any capital expenditure, (vi) purchase, lease, sell, abandon or otherwise acquire or dispose of any business or Assets,
(vii) waive any right or cancel any debt or claim, (viii) assume or enter into any Contract other than this Agreement and the Plan (and any other Contract contemplated herein), (ix) increase, or authorize an increase in, the compensation or benefits paid or provided to any of their directors, officers, employees, salesmen, agents or representatives, or (x) do anything else outside the ordinary course of their business consistent with its past practices, whether or not specifically described in any of the foregoing clauses.

          (c) Even in the ordinary course of their respective businesses consistent with their past practices, the Company shall not, and the Company shall not permit any of the other Acquired Companies to, incur any obligation, make any loan to any Person, acquire or dispose of any business or assets, enter into any Contract (excluding Customer Contracts and related commitments entered into in the ordinary course of business consistent with past practices) or other transaction, or do any of the other things described in Section 5.2(b), involving, in any single case, an amount exceeding $100,000 or, in the aggregate, an amount exceeding $500,000.

          (d) The Company shall not, and the Company shall not permit any of the other Acquired Companies to, (i) permit or cause a material breach or default by them under any of their Contracts, Insurance Policies, licenses or Permits, (ii) adopt or enter into any new Employee Benefit Plan, modify or waive any right under any existing Employee Benefit Plan or any Contract or award under any existing Employee Benefit Plan, (iii) participate in any merger, consolidation, reorganization, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, (iv) begin to engage in any new type of business, (v) acquire the business or any bulk assets of any other Person, (vi) completely or partially liquidate or dissolve, (vii) terminate any part of their business, (viii) change any of its methods of accounting or accounting practices in any respect, (ix) make any Tax election, or (x) commence any Proceeding or settle any Proceeding.

          (e) The Company shall, and the Company shall cause each of the other Acquired Companies to, (i) maintain their Real Property and Tangible Property in good condition and repair, (ii) maintain their Insurance Policies and Permits in full force and effect, (iii) repair, restore or replace any of their Assets that are damaged, destroyed, lost or stolen, (iv) comply with all applicable Contracts, Permits and Laws, (v) properly file all Tax returns, annual reports and other returns and reports required to be filed by them, and (vi) fully pay when due all Taxes and fees payable by each of them.

          (f) The Company shall, and the Company shall cause each of the other Acquired Companies to, maintain their corporate existence and good standing in their respective jurisdictions of incorporation and their good standing in each jurisdiction where they are currently qualified as a foreign corporation. The Company shall not, and the Company shall not permit any of the other Acquired Companies to, amend their certificates or articles, as the case may be, of incorporation or bylaws.

          (g) The Company shall not, and the Company shall not permit any of the other Acquired Companies to, (i) redeem, retire or purchase, or create, sell, grant or issue any capital stock or other security, any options, warrants or other Contracts or Contract Rights with respect to, any shares of capital stock or other securities, or create, sell, grant or issue any stock options, stock appreciation rights, phantom shares or other similar rights; provided, however, Company may issue Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement; (ii) declare, accrue, set aside or pay any dividend or make any distribution with respect to any shares of capital stock, except that if the Effective Date shall not have occurred prior to the date in any given fiscal quarter that corresponds to the date in the same fiscal quarter of the Company's immediately preceding fiscal year on which the Company's regular quarterly cash dividend on its Common Stock was paid, the Company may declare and pay a cash dividend on the Company's Common Stock for such fiscal quarter in an amount not to exceed $.0125 per share; or (iii) form any subsidiary or acquire any equity or other interest in any Person.

          (h) The Company shall maintain all shares of the capital stock of the other Acquired Companies owned or held by it free and clear of all Encumbrances.

          (i) The Company shall not, and the Company shall cause each of the other Acquired Companies not to, buy, sell or engage in any other transaction involving Acquiror Common Stock, other securities of Acquiror or any equity interests in Acquiror, other than the Merger and the other Transactions.

          (j) The Company shall not and the Company shall cause each of the Acquired Companies not to, enter into any Contract that commits it or them to take any action or omit to take any action that would be inconsistent with any of the provisions of this Section 5.2 or any other provisions of this Agreement or the Plan.

          (k) The Company shall cause the Acquired Companies, on or before February 15, 1999, to notify the customers that the Acquired Companies will no longer provide or support their ADV or Pension timesharing service unless such service shall comply with the standards set forth in clause (f) of the sixth sentence of Section 3.14.

     5.3  NO SOLICITATION.

          (a) The Company shall not directly or indirectly, and shall not authorize or permit any of the other Acquired Companies or any of their respective Representatives directly or indirectly to, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Companies to any Person in connection with or in response to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that: (A) nothing herein shall prohibit the Company's board of directors from disclosing to the Company's shareholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act; and (B) prior to the adoption and approval of this Agreement by the Company's shareholders, the Company shall not be prohibited by this Section 5.3(a) from (x) furnishing nonpublic information regarding the Acquired Companies to any Person in response to an Acquisition Proposal that is submitted by such Person (and not withdrawn), or (y) entering into discussions and negotiating with any Person in response to a Superior Offer that is submitted by such Person (and not withdrawn) if, in either such case:
(1) neither Company nor any Representatives of any of the Acquired Companies shall have violated any of the restrictions set forth in this Section 5.3, (2) the Board of Directors of Company believes in good faith, based upon the advice of its outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's shareholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Acquiror written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing limitations no less restrictive than the limitations imposed on Acquiror pursuant to the Confidentiality Agreement dated as of September 14, 1998 (the "Confidentiality Agreement") by and between Acquiror and the Company, and (4) prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Acquiror (to the extent such nonpublic information has not been previously furnished by the Company to Acquiror). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representatives of any of the Acquired Companies, whether or not such person is purporting to act on behalf of any of the Acquired Companies shall be deemed to constitute a breach of this Section 5.3 by the Company; provided, however, that this sentence shall not limit the rights of any Representative who is a shareholder of the Company to freely vote his stock and to exercise all of his rights as a shareholder of the Company, subject to any contractual restrictions that may apply.

          (b) The Company shall promptly advise Acquiror orally and in writing of any Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal and the terms thereof) that is made or submitted by any Person during the period between the date of this Agreement and the Closing Date. The Company shall keep Acquiror fully informed with respect to the status of any such Acquisition Proposal and any modification or proposed modification thereto.

          (c) The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

     5.4 ADVICE OF CHANGES. Between the date of this Agreement and the Closing Date, the Company shall promptly advise Acquiror, in writing, of any fact of which it obtains knowledge and that, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to this Agreement (it being understood that such advice shall not be deemed to modify the representations, warranties and covenants of the Company contained in this Agreement).

     SECTION 6:  CERTAIN OBLIGATIONS OF ACQUIROR AND NEWCO PENDING CLOSING

     6.1  CORPORATE STATUS. Between the date of this Agreement and the Closing
Date:

          (a) Acquiror and Newco each shall maintain their corporate existence and good standing in the States of Delaware and Florida, respectively, and shall not amend their charters or bylaws in any manner that would be inconsistent with its obligations under this Agreement or the Plan.

          (b) Neither Acquiror nor Newco shall enter into any Contract that commits them to take any action or omit to take any action that would be inconsistent with any of the provisions of this Section or any other provisions of this Agreement or the Plan.

     6.2 ADVICE OF CHANGES. Between the date of this Agreement and the Closing Date, Acquiror shall promptly advise the Company, in writing, of any fact of which it obtains knowledge and that, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed pursuant to a representation or warranty in this Agreement (it being understood that such advice shall not be deemed to modify the representations, warranties and covenants of Acquiror and/or Newco contained in this Agreement).

                SECTION 7: ADDITIONAL COVENANTS OF THE PARTIES

     7.1  REGISTRATION STATEMENT; PROSPECTUS/PROXY STATEMENT.

          (a) As promptly as practicable after the date of this Agreement, Acquiror and the Company shall prepare and cause to be filed with the SEC the Prospectus/Proxy Statement and Acquiror shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement (in which the Prospectus/Proxy Statement will be included as a prospectus); provided, however, that notwithstanding anything to the contrary contained in this Section 7.1(a), if (and to the extent) Acquiror so elects: (i) the Prospectus/Proxy Statement shall initially be filed with the SEC on a confidential basis as a proxy statement of the Company under Section 14 of the Exchange Act (and not as a registration statement of Acquiror); (ii) until it is reasonably likely that the SEC will declare the Form S-4 Registration Statement (in which the Prospectus/Proxy Statement will be included as a prospectus) effective under the Securities Act, all amendments to the Prospectus/Proxy Statement shall be filed with the SEC on a confidential basis as amendments to the proxy statement of the Company under
Section 14 of the Exchange Act; and (iii) Acquiror shall not be obligated to file the Form S-4 Registration Statement (in which the Prospectus/Proxy Statement will be included as a prospectus) with the SEC until it is reasonably likely that the SEC will promptly declare the Form S-4 Registration Statement effective under the Securities Act. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Form S-4 Registration Statement and the Prospectus/Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Company will use all reasonable best efforts to cause the Prospectus/Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Acquiror all information concerning the Acquired Companies and the Company's shareholders that may be required or reasonably requested in connection with any action contemplated by this Section
7.1. If any event relating to any of the Acquired Companies occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Prospectus/Proxy Statement, then the Company shall promptly inform Acquiror thereof and shall cooperate with Acquiror in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the shareholders of the Company.

          (b) Prior to the Effective Date, Acquiror shall use all reasonable best efforts to obtain all regulatory approvals needed to ensure that the Acquiror Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the shareholders entitled to notice of and to vote at the Company Shareholders' Meeting; provided, however, that Acquiror shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

     7.2  COMPANY SHAREHOLDERS' MEETING.

          (a) The Company shall take all action necessary under all applicable Law to call, give notice of, convene and hold a meeting of the holders of Company Common Stock to consider, act upon and vote upon the adoption and approval of this Agreement and the approval of the Merger (the "Company Shareholders' Meeting"). The Company Shareholders' Meeting will be held as promptly as practicable and in any event within 45 days after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that the Company Shareholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Shareholders' Meeting are solicited, in compliance with all applicable Law. The Company's obligation to call, give notice of, convene and hold the Company Shareholders' Meeting in accordance with this Section 7.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of the board of directors of the Company with respect to the Merger.

          (b) Subject to Section 7.2(c): (i) the board of directors of the Company (with each of Michael and Cindy Goldberg abstaining) shall unanimously recommend (subject only to the abstention of Michael and Cindy Goldberg) that the Company's shareholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Shareholders' Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the board of directors of the Company has unanimously recommended that Company's shareholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Shareholders' Meeting; and (iii) neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Acquiror, the unanimous recommendation of the board of directors of the Company that Company's shareholders vote in favor of and adopt and approve this Agreement and approve the Merger. For purposes of this Agreement, such recommendation of the board of directors of the Company shall be deemed to have been modified in a manner adverse to Acquiror if such recommendation shall no longer be unanimous.

          (c) Nothing in this Section 7.2 shall prevent the board of directors of the Company from withdrawing, amending or modifying its unanimous recommendation (subject only to the abstention of Michael and Cindy Goldberg) in favor of the Merger at any time prior to the adoption and approval of this Agreement by the Required Company Shareholder Vote if (i) a Superior Offer is made to the Company and is not withdrawn, (ii) neither the Company nor any Representative of any of the Acquired Companies shall have violated any of the restrictions set forth in Section 5.3, and (iii) the board of directors of the Company concludes in good faith, based upon the advice of its outside counsel, that, in light of such Superior Offer, the withdrawal, amendment or modification of such recommendation is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's shareholders under applicable law. Nothing contained in this Section 7.2 shall limit the Company's obligation to call, give notice of, convene and hold the Company Shareholders' Meeting (regardless of whether the unanimous recommendation of the board of directors of the Company shall have been withdrawn, amended or modified).

     7.3 REGULATORY APPROVALS. Each of the Company and Acquiror shall use its reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Person. Without limiting the generality of the foregoing, the Company and Acquiror shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act in connection with the Merger. The Company and Acquiror shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Body in connection with antitrust or related matters. Each of the Company and Acquiror shall (1) give the other party prompt notice of the commencement of any Proceeding by or before any Governmental Body with respect to the Merger or any of the other Transactions,
(2) keep the other party informed as to the status of any such Proceeding, and
(3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. The Company and Acquiror will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Law, in connection with any Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law or any other similar Proceeding, each of the Company and Acquiror will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Proceeding.

     7.4  STOCK OPTIONS, COMPANY STOCK OPTION PLANS AND CONTINGENT RIGHTS TO
STOCK.

          (a) Subject to Section 7.4(b), at the Effective Date, all rights with respect to Company Common Stock under each Company Option then outstanding shall be converted into and become rights with respect to Acquiror Common Stock, and Acquiror shall assume each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the Company Stock Option Plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Date, (i) each Company Option assumed by Acquiror may be exercised solely for shares of Acquiror Common Stock, (ii) the number of shares of Acquiror Common Stock subject to each such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Date multiplied by the Exchange Ratio (as defined in the Plan), rounding down to the nearest whole share (with cash, less the applicable exercise price, being payable for any fraction of a share), (iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under such Company Option by the Exchange Ratio and rounding up to the nearest cent and
(iv) any restriction on the exercise of any such Company Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each Company Option assumed by Acquiror in accordance with this Section 7.4(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction subsequent to the Effective Date. Acquiror shall file with the SEC, no later than 30 days after the date on which the Merger becomes effective, a registration statement on Form S-8 relating to the shares of Acquiror Common Stock issuable with respect to Company Options assumed by Acquiror in accordance with this Section 7.4(a).

          (b) The Company shall take all action that may be necessary (under the plans pursuant to which Company Options are outstanding and otherwise) to effectuate the provisions of Section 7.4(a) and to ensure that, from and after the Effective Date, holders of Company Options have no rights with respect thereto other than those specifically provided in Section 7.4(a).

          (c) At the Effective Date, the contingent rights of certain individuals to receive Company Common Stock under the earn-out provision of that certain Acquisition Agreement, dated as of December 21, 1995 (the "Existential Agreement"), by and among the Company, SI Acquisition Corp., Existential Systems, Inc. and Michael R. Bain (such rights hereinafter being referred to as the "Existential Earn-Out") shall be converted into and become contingent rights to receive Acquiror Common Stock. From and after the Effective Date, the number of shares of Acquiror Common Stock subject to the Existential Earn-Out shall be equal to the number of shares of Company Common Stock subject to the Existential Earn-Out immediately prior to the Effective Date multiplied by the Exchange Ratio (as defined in the Plan), rounding down to the nearest whole share (with cash being payable for any fraction of a share). The Company shall take all action that may be necessary to effectuate the provisions of this Section 7.4(c), including but not limited to, obtaining an Amendment to the Existential Agreement executed by all of the parties thereto and reasonably acceptable to Acquiror (the "Existential Amendment").

     7.5 INDEMNIFICATION OF OFFICERS AND DIRECTORS. All rights to indemnification existing in favor of the current directors and officers of the Company for acts and omissions occurring prior to the Effective Date, as provided in the Company's Articles of Incorporation and/or Bylaws (as in effect as of the date of this Agreement), shall survive the Merger, and Acquiror shall cause the Surviving Corporation to perform all of its obligations arising thereunder for a period of not less than five years from the Effective Date.

     7.6 POOLING OF INTERESTS. Each of the Company and Acquiror agrees (a) not to take any action from the date of this Agreement to the Closing Date that would adversely affect the ability of Acquiror to account for the Merger as a "pooling of interests," and (b) to use its reasonable best efforts to attempt to ensure that none of its "affiliates" (as that term is used in Rule 145 under the Securities Act) takes any action that could adversely affect the ability of Acquiror to account for the Merger as a "pooling of interests." The Company agrees to provide to KPMG LLP and PricewaterhouseCoopers such letters as shall be reasonably requested by KPMG LLP and PricewaterhouseCoopers with respect to the letters referred to in Sections 3.27 and 4.6, 10.1(d) and 10.1(e).

     7.7  ADDITIONAL AGREEMENTS.

          (a) Subject to Section 7.7(b) and in the case of the Company, subject to Section 5.3, Acquiror and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, but subject to Section 7.7(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Transactions,
(ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such party in connection with the Merger or any of the other Transactions, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. The Company shall promptly deliver to Acquiror a copy of each such filing made, each such notice given and each such Consent obtained by the Company.

          (b) Notwithstanding anything to the contrary contained in this Agreement, Acquiror shall not have any obligation under this Agreement: (i) to dispose or cause any of its subsidiaries to dispose of any assets, or to commit to cause any of the Acquired Companies to dispose of any assets; (ii) to discontinue or cause any of its subsidiaries to discontinue offering any product, or to commit to cause any of the Acquired Companies to discontinue offering any product; (iii) to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available, to any Person, any technology, Software or other Intangibles, or to commit to cause any of the Acquired Companies to license or otherwise make available to any Person any technology, Software or other Intangibles to the extent reasonably practicable;
(iv) to hold separate or cause any of its subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Companies to hold separate any assets or operations; or (v) to make or cause any of its subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Companies.

     7.8 DISCLOSURE. The Company and Acquiror shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other Transactions. In addition, neither the Company nor Acquiror shall, and neither shall permit any of its Representatives to, make any disclosure regarding the Merger or any of the other Transactions unless (a) such other party shall have approved such disclosure or (b) such other party shall have been advised in writing by its outside legal counsel that such disclosure is required by applicable law.

     7.9  TAX MATTERS.

          (a) At or prior to the filing of the S-4 Registration Statement, Acquiror and Newco and the Company execute and deliver to Blank Rome Comisky & McCauley LLP and to Greenberg Traurig, P.A. tax representation letters in the forms attached as Exhibit D-1 and D-2, as applicable.

          (b) Acquiror, Newco and the Company shall each confirm to Blank Rome Comisky & McCauley LLP and to Greenberg Traurig, P.A. the accuracy and completeness as of the Effective Date of the tax representation letters delivered pursuant to Section 7.9(a).

          (c) Acquiror, Newco and the Company shall use all reasonable efforts to cause the Merger to qualify as a tax free reorganization under Section 368(a)(1) of the Code.

          (d) Following delivery of the tax representation letters pursuant to
Section 7.9(a), each of Acquiror and the Company shall use its reasonable efforts to cause Blank Rome Comisky & McCauley LLP and Greenberg Traurig, P.A., respectively, to deliver promptly to it a legal opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters delivered pursuant to Section 7.9(a).

     7.10 LETTER OF COMPANY'S ACCOUNTANTS. The Company shall use its reasonable best efforts to cause to be delivered to Acquiror a letter of KPMG LLP, dated no more than two business days before the date on which the Form S-4 Registration Statement becomes effective (and satisfactory in form and substance to Acquiror), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4 Registration Statement.

     7.11 NYSE LISTING. Acquiror shall use its reasonable best efforts to cause the shares of Acquiror Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the New York Stock Exchange.

     7.12 RESIGNATION OF OFFICERS AND DIRECTORS. The Company shall use its reasonable best efforts to obtain and deliver to Acquiror prior to the Closing the resignation of each officer and director of each of the Acquired Companies.

     7.13 TAKEOVER STATUTES. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the Transactions, the parties hereto and the members of their respective board of directors shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

                      SECTION 8:  CONDITIONS PRECEDENT TO
                  ACQUIROR'S AND NEWCO'S CLOSING OBLIGATIONS

     Each obligation of Acquiror and Newco to be performed on the Closing Date shall be subject to the satisfaction of each of the following conditions, except to the extent that such satisfaction is waived by Acquiror in writing:

     8.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of the Company contained in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date shall be accurate in a material respects as of such date); provided, however, that any representations and warranties qualified by "Material Adverse Effect" or other materiality qualifications shall be accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except that those representations and warranties that contain such a qualification and address matters only as of a particular date shall be accurate in all respects as of such date).

     8.2 COMPANY'S PERFORMANCE. All of the terms and conditions of this Agreement to be satisfied or performed by Company on or prior to the Closing Date shall have been substantially satisfied or performed by Company on or before the Closing Date.

     8.3 EFFECTIVENESS OF REGISTRATION STATEMENT. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the Form S-4 Registration Statement.

     8.4 SHAREHOLDER APPROVAL. This Agreement shall have been duly adopted and approved, and the Merger shall have been duly approved, by the Required Company Shareholder Vote.

     8.5 CONSENTS. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

     8.6 ABSENCE OF MATERIAL ADVERSE EFFECT. There shall have been no change in the business, capitalization, operations or financial condition of any of the Acquired Companies since the date of this Agreement which has had or would reasonably be expected to have a Material Adverse Effect on the Acquired Companies.

     8.7 HART-SCOTT-RODINO. The waiting period with respect to the Transactions shall have expired or been terminated under the HSR Act.

     8.8 LISTING. The shares of Acquiror Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the New York Stock Exchange

     8.9 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to the Merger that seeks to or does prohibit or restrain the Merger or makes consummation of the Merger illegal.

     8.10 NO GOVERNMENTAL PROCEEDING. There shall not be pending or threatened any Proceeding in which a Governmental Body is (or is threatened to become) a party (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Acquiror or any of its subsidiaries any damages that may be material to Acquiror; (c) seeking to prohibit or limit in any material respect Acquiror's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) which would materially and adversely affect the right of Acquiror, the Surviving Corporation or any subsidiary of Acquiror to own the assets or operate the business of Company.

     8.11 NO OTHER PROCEEDING. There shall not be pending any Proceeding in which there is a reasonable probability of an outcome that would have a Material Adverse Effect on the Acquired Companies or on Acquiror (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from Acquiror or any of its subsidiaries any damages that may be material to Acquiror; (c) seeking to prohibit or limit in any material respect Acquiror's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) which would affect adversely the right of Acquiror, the Surviving Corporation or any subsidiary of Acquiror to own the assets or operate the business of Company; provided, however, that to the extent that any damages payable in connection with any such Proceeding will be fully reimbursed by insurance coverage pursuant to insurance policies held by Company or Acquiror, such damages shall be disregarded in determining the Material Adverse Effect of such Proceeding on the policy holder.

     8.12 REAL ESTATE CLOSING. The Closing under the [Agreement of Sale], dated as of January 15, 1999, by and between Key Investments Ltd and Solution Development Inc., relating to the sale of the facilities located at 2000, 2140 and 2150 South Dixie Highway shall have been consummated.

       SECTION 9:  CONDITIONS PRECEDENT TO COMPANY'S CLOSING OBLIGATIONS

     The obligations of Company to be performed on the Closing Date shall be subject to the satisfaction of each of the following conditions, except to the extent that such satisfaction is waived by Company in writing:

     9.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of Acquiror and Newco contained in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date shall be accurate in a material respect as of such date); provided, however, that any representations and warranties qualified by "Material Adverse Effect" or other materiality qualifications are accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except that those representations that contain such a qualification and address matters only as of a particular date shall be accurate in all respects as of such date).

     9.2 ACQUIROR'S AND NEWCO'S PERFORMANCE. All of the terms and conditions of this Agreement to be satisfied or performed by Acquiror and/or Newco on or before the Closing Date shall have been substantially satisfied or performed by Acquiror and/or Newco on or before the Closing Date.

     9.3 EFFECTIVENESS OF REGISTRATION STATEMENT. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the Form S-4 Registration Statement.

     9.4 SHAREHOLDER APPROVAL. This Agreement shall have been duly adopted and approved, and the Merger shall have been duly approved, by the Required Company Shareholder Vote.

     9.5 ABSENCE OF MATERIAL ADVERSE EFFECT. There shall have been no change in Acquiror's business, operations or financial condition since the date of this Agreement which has had or would reasonably be expected to have a Material Adverse Effect on Acquiror (it being understood that a decline in Acquiror's stock price shall not, in and of itself, constitute a change that has had or would reasonably be expected to have a Material Adverse Effect on Acquiror for purposes of this Section 9.5).

     9.6 HART-SCOTT-RODINO. The waiting period with respect to the Transactions shall have expired or been terminated under the HSR Act.

     9.7 LISTING. The shares of Acquiror Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the New York Stock Exchange.

     9.8 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by Company shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to the Merger that seeks to or does prohibit or restrain the Merger or makes consummation of the Merger by Company illegal.

     9.9 NO GOVERNMENTAL PROCEEDING. There shall not be pending or threatened any Proceeding in which a Governmental Body is (or is threatened to become) a party challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement.

                             SECTION 10:  CLOSING

     10.1 COMPANY'S OBLIGATIONS AT CLOSING. At the Closing, Acquiror shall have received the following:

          (a) A certificate executed on behalf of Company by its Chief Executive Officer confirming that the conditions set forth in Sections 8.1, 8.2, 8.4, 8.5 and 8.6 have been duly satisfied.

          (b) Duly executed resignations, dated the Closing Date, of all directors and officers of each of the Acquired Companies other than as specified by Acquiror.

          (c) A letter from KPMG LLP, dated as of the Closing Date and addressed to Acquiror, reasonably satisfactory in form and substance to Acquiror, updating the letter referred to in Section 7.10.

          (d) A letter from KPMG LLP, dated as of the Closing Date and addressed to Company, reasonably satisfactory in form and substance to Acquiror and PricewaterhouseCoopers, to the effect that, KPMG LLP concurs with Company's management's conclusion that no conditions exist related to Company that would preclude Acquiror from accounting for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC.

          (e) A letter from Price Waterhouse Coopers, dated as of the Closing Date and addressed to Acquiror, reasonably satisfactory in form and substance to Acquiror, to the effect that Acquiror may account for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC.

          (f) A legal opinion of Blank Rome Comisky & McCauley LLP, counsel to Acquiror, dated as of the Closing Date and addressed to Acquiror, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code.

          (g) The original signed copies of all Consents listed on Schedule 3.2.

          (h) Good standing certificates or equivalent for each of the Acquired Companies, dated no earlier than ten (10) days before the Closing Date, from the applicable jurisdiction of formation and from each other jurisdiction in which it is qualified or registered to do business as a foreign corporation.

          (i) Evidence that all applicable waiting periods with respect to the Transactions shall have expired under the HSR Act, and neither the Federal Trade Commission nor the Antitrust Division of the Department of Justice shall have
(i) required any party to divest itself of any assets in order to consummate such Transactions, or (ii) taken any actions to prohibit the consummation of such Transactions.

          (j) The Existential Amendment referred to in Section 7.4(c) hereof.

          (k)  The Organic Documents of the Identified Companies described in
               Section 3.1.

          (l) All other agreements, certificates, instruments, financial statement certifications and documents reasonably requested by Acquiror in order to fully consummate the Transactions and carry out the purposes and intent of this Agreement.

     10.2 ACQUIROR'S AND NEWCO'S OBLIGATIONS AT CLOSING. At the Closing, the Company shall have received the following:

          (a) A certificate executed on behalf of Acquiror by an executive officer of Acquiror, confirming that conditions set forth in Sections 9.1, 9.2 and 9.5 have been duly satisfied.

          (b) A legal opinion of Greenberg, Traurig, P.A., dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code.

          (c) Good standing certificates for Acquiror and Newco, dated no earlier than ten (10) days before the Closing Date, from the State of Delaware and the State of Florida, respectively.

          (d) Evidence that all applicable waiting periods with respect to the Transactions shall have expired under the HSR Act, and neither the Federal Trade Commission nor the Antitrust Division of the Department of Justice shall have
(i) required any party to divest itself of any assets in order to consummate such Transactions, or (ii) taken any actions to prohibit the consummation of such Transactions.

          (e) All other agreements, certificates, instruments and documents reasonably requested by Company in order to fully consummate the Transactions and carry out the purposes and intent of this Agreement.

                           SECTION 11.  TERMINATION

     11.1 TERMINATION. This Agreement may be terminated prior to the Effective Date (whether before or after approval of the Merger by the Required Company Shareholder Vote):

          (a) by mutual written consent of Acquiror and Company;

          (b) by either Acquiror or Company if the Merger shall not have been consummated by May 31, 1999 (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Date);

          (c) by either Acquiror or Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

          (d) by Acquiror, following a breach of any covenant or agreement of Company contained in this Agreement, or if any representation or warranty of Company contained in this Agreement shall be or shall have become inaccurate, in either case such that any of the conditions set forth in Sections 8.1 and 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty was or shall have become inaccurate; provided, however, that: (A) if such breach or inaccuracy is curable by Company (as the case may be), then Acquiror may not terminate this Agreement under this Section 11.1(d) with respect to a particular breach or inaccuracy prior to or during the 30-day period commencing upon delivery by Acquiror of written notice to Company of such breach or inaccuracy, provided Company (as the case may be) continues to exercise reasonable efforts to cure such breach or inaccuracy; and (B) the right to terminate this Agreement under this Section 11.1(d) shall not be available to Acquiror if Acquiror shall have committed a material uncured breach of this Agreement;

          (e) by Company, following a breach of any covenant or agreement of Acquiror contained in this Agreement, or if any representation or warranty of Acquiror contained in this Agreement shall be or shall have become inaccurate, in either case such that any of the conditions set forth in Sections 9.1 and 9.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty was or shall have become inaccurate; provided, however, that: (A) if such breach or inaccuracy is curable by Acquiror, then Company may not terminate this Agreement under this Section 11.1(e) with respect to a particular breach or inaccuracy prior to or during the 30-day period commencing upon delivery by Company of written notice to Acquiror of such breach or inaccuracy, provided Acquiror continues to exercise reasonable efforts to cure such breach or inaccuracy; and (B) the right to terminate this Agreement under this Section 11.1(e) shall not be available to Company if Company shall have committed a material uncured breach of this Agreement;

          (f) by Acquiror, if (i) the Board of Directors of Company shall have failed to recommend, or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Acquiror its unanimous recommendation (subject to only the abstention of Michael Goldberg and Cindy Goldberg) in favor of, the adoption and approval of the Agreement or the approval of the Merger;
(ii) Company shall have failed to include in the Prospectus/Proxy Statement the unanimous recommendation of the board of directors of Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; or (iv) a tender or exchange offer relating to securities of Company shall have been commenced and Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that Company recommends rejection of such tender or exchange offer; or

          (g) by either Acquiror or Company if (i) the Company Shareholders' Meeting shall have been held and (ii) this Agreement and the Merger shall not have been approved at such meeting by the Required Company Shareholder Vote.

     11.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 11.2, Section 11.3 and
Section 12 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement.

     11.3 EXPENSES; TERMINATION FEE.

          (a) Except as set forth in this Section 11.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Acquiror and Company shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with (i) the filing, printing and mailing of the Form S-4 Registration Statement and the Prospectus/Proxy Statement and any amendments or supplements thereto and (ii) the filing of the premerger notification and report forms relating to the Merger under the HSR Act. All legal fees and accounting fees incurred by Company in negotiating and preparing this Agreement (and all other Contracts and documents executed in connection herewith or therewith) and in consummating the Transactions shall be reasonable and based upon actual time spent on the Transactions at hourly rates not exceeding standard rates.

          (b) If this Agreement is terminated by Acquiror pursuant to Section 11.1(f), then Company shall pay to Acquiror, in cash, within one business day after the termination of this Agreement, a nonrefundable fee in the amount of $2.8 million.

          (c) If this Agreement is terminated by Acquiror or Company pursuant to
Section 11.1(g) and an Acquisition Transaction is consummated or a proposed Acquisition Transaction is publicly announced at any time prior to the first anniversary date of this Agreement, then, contemporaneously with the earlier of the consummation of such Acquisition Transaction or such announcement regarding a proposed Acquisition Transaction, Company shall pay to Acquiror, in cash, a nonrefundable fee in the amount of $2.8 million.

                         SECTION 12:  OTHER PROVISIONS

     12.1 NOTICES. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one (1) business day after being sent by a nationally recognized overnight delivery service, postage or delivery charges prepaid or five (5) business days after being sent by registered or certified mail, return receipt requested, postage charges prepaid. Notices also may be given by prepaid facsimile and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in one of the manners provided in the preceding sentence. Notices to Company shall be sent to its address stated on page one of this Agreement to the attention of the Chairman, with a copy sent simultaneously to Greenberg Traurig, P.A., 1221 Brickell Avenue, Miami, Florida 33133, attention Fern Watts. Notices to Acquiror and/or Newco shall be sent to Acquiror's address stated on page one of this Agreement to the attention of its General Counsel, with a copy sent simultaneously to the same address to the attention of its Chief Financial Officer. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 12.1, provided that any such change of address notice shall not be effective unless and until received.

     12.2 SURVIVAL. All representations, warranties and covenants made by any party in this Agreement or pursuant hereto shall survive the date of this Agreement but shall terminate upon the consummation of the Transactions.

     12.3 INTERPRETATION OF REPRESENTATIONS. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty.

     12.4 RELIANCE BY ACQUIROR AND NEWCO. Notwithstanding the right of Acquiror and Newco to investigate the business, Assets and financial condition of the Acquired Companies, and notwithstanding any knowledge obtained or obtainable by Acquiror and Newco as a result of such investigation, Acquiror and Newco have the unqualified right to rely upon, and have relied upon, each of the representations and warranties made by Company in this Agreement or pursuant hereto.

     12.5 ENTIRE UNDERSTANDING. This Agreement, together with the Exhibits and Schedules hereto, the other agreements referred to herein [and the Confidentiality Agreement], state the entire understanding among the parties with respect to the subject matter hereof, and supersede all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof, including all confidentiality letter agreements and letters of intent previously entered into among some or all of the parties hereto.

     12.6 AMENDMENT This Agreement may be amended with the approval of the respective boards of directors of Company and Acquiror at any time (whether before or after the adoption and approval of this Agreement and the approval of the Merger by the shareholders of Company); provided, however, that after any such adoption and approval of this Agreement and approval of the Merger by Company's shareholders, no amendment which could result in a decrease in the Exchange Ratio or have a material adverse effect on the shareholders of Company may be made without the further approval of the Company's shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     12.7 PARTIES IN INTEREST. This Agreement shall bind, benefit, and be enforceable by and against Acquiror, Newco and Company and their respective successors and permitted assigns. No party shall in any manner assign any of its or his rights or obligations under this Agreement without the express prior written consent of the other parties.

     12.8 WAIVERS. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

     12.9 SEVERABILITY. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

     12.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

     12.11 SECTION HEADINGS. Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

     12.12 REFERENCES. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

     12.13 CONTROLLING LAW. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

     12.14 JURISDICTION AND PROCESS. In any action between or among any of the parties, whether arising out of this Agreement or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the Commonwealth of Pennsylvania, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Commonwealth of Pennsylvania, (c) each of the parties irrevocably waives the right to trial by jury, (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 12.2, and (e) the prevailing parties shall be entitled to recover their reasonable attorneys' fees and court costs from the other parties.

     12.15 POST-CLOSING ACTIONS BY ACQUIRED COMPANIES. No action taken by any of the Acquired Companies after the Closing, with respect to this Agreement or the Transactions, including any waiver, consent or approval, shall be effective unless approved in writing by a majority of the post-Closing Board of Directors of Company.

     12.16 NO THIRD-PARTY BENEFICIARIES. Except as set forth in Section 7.5 with respect to current officers and directors of the Company, no provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties hereto, including any customer, prospect, supplier, employee, contractor, salesman, agent or representative of any of the Acquired Companies.

     12.17 BANKRUPTCY QUALIFICATION. Each representation or warranty made in or pursuant to this Agreement regarding the enforceability of any Contract shall be qualified to the extent that such enforceability may be effected by bankruptcy, insolvency and other similar Laws or equitable principles (but not those concerning fraudulent conveyance) generally affecting creditors' rights and remedies.

     12.18 COOPERATION. Each party agrees to cooperate fully with the other party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

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

     12.19 CONSTRUCTION. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement or any agreements delivered in connection with the Transactions.


                     [BALANCE OF PAGE INTENTIONALLY BLANK]

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

     IN WITNESS WHEREOF, each of the undersigned has caused this Agreement and plan of Reorganization to be signed by a duly authorized officer as of the date first stated above.


SUNGARD DATA SYSTEMS INC.                        FDP CORP.

By: /s/ Richard C. Tarbox                        By: /s/  Michael C. Goldberg
   ---------------------------------------          -------------------------
Name: Richard C. Tarbox                          Name: Michael C. Goldberg
Title: Vice President - Corporate Development    Title: Chairman and President


DEVELOPMENT CORP.


By: /s/ Richard C. Tarbox
   -----------------------------------------
Name: Richard C. Tarbox
Title: Vice President

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